Exhibit 10.1

Execution Copy

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

COLUMBIA CARE LLC,

COLUMBIA CARE FLORIDA LLC

SFL INVESTMENT HOLDINGS, LLC

and

MINT FLORIDA HOLDINGS, LLC

and joined in for certain purposes by

THE CANNABIST COMPANY HOLDINGS INC.

and

THE CERBEREAN GROUP LLC

Dated as of August 21, 2024

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), is made as of the 21st day of August, 2024 (the “Effective Date”) by and among the following (each, a “Party, ” and collectively, the “Parties”): Columbia Care Florida LLC, a Florida limited liability company (the “Company”), Columbia Care LLC (“Seller”), SFL Investment Holdings, LLC, a Florida limited liability company (“SFL Holdings”), Mint Florida Holdings, LLC, a Florida limited liability company (individually, “MFH,” and together with SFL Holdings, “Purchaser”), The Cannabist Company Holdings Inc., a company existing under the laws of British Columbia and parent company of Seller (“Seller Parent”), and The Cerberean Group LLC (“Purchaser Parent”).

RECITALS

WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding membership interests of the Company;

WHEREAS, the Company is the sole owner of Medical Marijuana Treatment Center license No. MMTC-2017-00011 (the “MMTC License”), duly issued by the State of Florida Department of Health, Office of Medical Marijuana Use (the “Department”), pursuant to Section 381.986, Florida Statutes, as amended;

WHEREAS, Purchaser desires to purchase from Seller one hundred percent 100% of the issued and outstanding membership interests of the Company (the “Purchased Interests”), and Seller desires to sell the Purchased Interests to Purchaser, all pursuant to and in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereto hereby agree as follows:

1. Purchase and Sale of Purchased Interests.

1.1 Sale. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase at the Closing, and Seller agrees to sell to Purchaser at the Closing, the Purchased Interests, free and clear of any and all Liens and in accordance with the allocation set forth on Schedule 1.1.

1.2 Closing; Purchase Price; Closing Payments.

(a) The purchase and sale of the Purchased Interests shall take place remotely at a closing via the exchange of documents and signatures to be held on the earlier of: (i) five (5) Business Days following satisfaction or waiver of the conditions set forth in Section 4 and Section 5 of this Agreement (other than those conditions that by their terms cannot be satisfied until the Closing); or (ii) such other place and time as the Parties shall mutually agree (which time and place are designated as the “Closing” and such date, the “Closing Date”).

(b) For and in consideration of the sale, transfer and delivery of the Purchased Interests, at Closing, Purchaser shall:

(i) pay to Seller the Closing Payment, payable by wire transfer of immediately available funds to an account designated by Seller in writing to Purchaser no later than five (5) Business Days prior to the Closing;

(ii) cause the Escrow Agent to deliver the Escrow Deposit to Seller;

(iii) deliver the Note to Seller; and

(iv) transfer and deliver the HPN Interests to Seller, free and clear of any and all Liens.

(c) At the Closing, Seller shall deliver to Purchaser a Membership Interest Assignment substantially in the form attached as Exhibit A to this Agreement (the “Membership Interest Assignment”), duly executed by Seller and, if the Purchased Interests are certificated, a certificate or certificates evidencing the Purchased Interests.

(d) Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold from such Person with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of any Law relating to Taxes. To the extent that amounts are so withheld by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Purchaser.

1.3 Net Working Capital Adjustment.

(a) At least three (3) Business Days, but no more than seven (7) Business Days, prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a good faith estimate of the Net Working Capital of the Company as of the Measurement Time (subject to the last sentence hereof, the “Estimated Net Working Capital”), which shall be certified by a duly authorized officer of the Company as Seller’s good faith estimate of the Net Working Capital as of the Measurement Time, which statement shall quantify in reasonable detail the estimates of each item included in such calculation, in each case calculated in accordance with the provisions of this Agreement. The Parties shall reasonably cooperate with one another in connection with the preparation and evaluation of such estimate. The Company Parties shall promptly provide Purchaser and its representatives access to all personnel, relevant documents, and information reasonably requested by Purchaser or its representatives in connection with their review of the Estimated Net Working Capital (including all components thereof). Prior to the Closing Date, Purchaser shall notify Seller of any objections to the Estimated Net Working Capital (including any component thereof), and Seller shall consider Purchaser’s comments and work with Purchaser in good faith to resolve such objections.

(b) Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Purchaser’s good faith calculation of the Net Working Capital as of the Measurement Time (the “Closing Net Working Capital”) as well as the adjustments to the Purchase Price which shall be made pursuant to this Section 1.3. Seller shall reasonably cooperate with Purchaser in its preparation of the Closing Statement. Upon delivery of the Closing Statement, Purchaser shall promptly provide Seller access to all personnel, relevant documents and information to the extent they relate to the Closing Statement (or preparation thereof) reasonably requested by Seller in connection with its review of the Closing Statement and Purchaser’s calculation of the Closing Net Working Capital (including all components thereof), provided that such access is in a manner that does not unreasonably or materially interfere with the normal business operations of Purchaser and its Affiliates.

(c) If Seller disputes any amounts as shown on the Closing Statement, Seller shall deliver to Purchaser within thirty (30) days after receipt of the Closing Statement a notice (the “Dispute Notice”) setting forth Seller’s calculation of Closing Net Working Capital and describing in reasonable detail the basis (including for each component, the difference and the amount thereof and reasons therefor) for the determination of such different amount. If Seller does not deliver a Dispute Notice to Purchaser within such thirty (30) day period, the Closing Statement (and the determination of Closing Net Working Capital therein) prepared and delivered by Purchaser will be deemed to be the Final Closing Statement and the Final Closing Net Working Capital. Any such disputes shall be limited to assertions that the Closing Statement (and the determination of Closing Net Working Capital therein) was not calculated in accordance with the provisions of this Section 1.3, including all defined terms in this Agreement. Any component not disputed in the Dispute Notice shall be treated as final and binding. Purchaser and Seller shall use commercially reasonable efforts to resolve such differences within a period of thirty (30) days after Seller has given the Dispute Notice. If Purchaser and Seller resolve such differences, the Closing Statement and the Closing Net Working Capital agreed to by Purchaser and Seller will be deemed to be the Final Closing Statement and the Final Closing Net Working Capital. If Purchaser and Seller do not reach a final resolution on the Closing Statement and the Closing Net Working Capital within thirty (30) days after Seller has delivered the Dispute Notice, unless Purchaser and Seller mutually agree to continue their efforts to resolve such differences, the Neutral Accountant shall resolve such differences with respect to the adjustment under this Section 1.3 pursuant to a reasonable engagement agreement among Purchaser, Seller, and the Neutral Accountant (which Purchaser and Seller agree to execute promptly), in the manner provided below. Each of Purchaser and Seller shall be deemed to have executed such engagement agreement if it fails to do so within twenty (20) days after receiving a draft thereof. The Neutral Accountant shall have full authority to arbitrate all of the issues or matters relating to the adjustments under this Section 1.3, but shall only decide the specific components under dispute in the Dispute Notice (the “Disputed Items”), solely in accordance with the terms of this Agreement. Each of Purchaser and Seller will be entitled to make a presentation to the Neutral Accountant at which the other will be entitled to be present and participate, pursuant to procedures to be agreed to between Purchaser, Seller, and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s determination of the amounts to be set forth on the Closing Statement (and the determination of the Closing Net Working Capital therein); and Purchaser and Seller shall use commercially reasonable efforts to cause the Neutral Accountant to resolve the differences between them and determine the amounts to be set forth on the Closing Statement (and the determination of the Closing Net Working Capital therein) within twenty (20) days after the engagement of the Neutral Accountant. Each of Purchaser and Seller, as a condition precedent to making a presentation to the Neutral Accountant and having the Neutral Accountant review its calculations, shall provide reasonable advance access to the other Party with respect to such materials and reasonably cooperate with the other Party in its review and analysis thereof. The Neutral Accountant’s determination shall be based solely on such presentations of, and materials provided by, Purchaser and Seller (i.e., not on independent review) and on the definitions and other terms and conditions included in this Agreement. The Closing Statement (and determination of the Closing Net Working Capital therein) determined by the Neutral Accountant shall be deemed to be the Final Closing Statement and the Final Closing Net Working Capital. Such determination by the Neutral Accountant will be conclusive and binding upon the Parties, absent fraud or manifest error, and will be an arbitral award that is non-appealable. The fees and expenses of the Neutral Accountant shall be borne by Seller and Purchaser in proportion to the amounts by which their respective calculations of the Closing Net Working Capital differ from the Final Closing Net Working Capital as finally determined by the Neutral Accountant. Nothing in this Section 1.3(c) is to be construed to authorize or permit the Neutral Accountant to: (i) determine any questions or matters whatsoever under or in connection with this Agreement, except for the resolution of differences between Purchaser and Seller regarding the determination of the Final Closing Statement (and the Final Closing Net Working Capital calculation therein); or (ii) resolve any such differences by making an adjustment to any component of the Closing Statement (and the Closing Net Working Capital calculation therein) that is outside of the range defined by amounts as finally proposed by Purchaser and Seller.

(d) Promptly, but no later than ten (10) Business Days after the final determination thereof: (i) if there is a Net Working Capital Surplus, then Purchaser shall pay an amount equal to the Net Working Capital Surplus to Seller; (ii) if there is a Net Working Capital Shortfall, then, at Purchaser’s election (A) Purchaser may set-off the amount of the Net Working Capital Shortfall against the Note or (B) Seller shall pay to Purchaser by wire transfer an amount equal to the Net Working Capital Shortfall. Any payments made pursuant to this Section 1.3 shall be treated as an adjustment to the Purchase Price by the Parties. The Parties acknowledge that the limitations on indemnification set forth in Section 7 are inapplicable to the adjustments to be made under this Section 1.3.

1.4 Definitions; Interpretive Guidelines.

(a) Definitions. In addition to the terms defined elsewhere throughout this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

Defined Terms	Section
AAA	Section 10.15
Agreement	Preamble
Allocation Schedule	Section 8.6
Assignment and Assumption of Lease	Section 4.7(d)
Balance Sheet Date	Section 2.7(a)
Basket	Section 7.4(a)
Cap	Section 7.4(c)
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
Closing Net Working Capital	Section 1.3(b)

Defined Terms	Section
Closing Statement	Section 1.3(b)
Company	Preamble
Department	Recitals
Determination	Section 7.5(d)(i)
Direct Claim	Section 7.5(c)
Dispute Notice	Section 1.3(c)
Disputed Items	Section 1.3(c)
Divestitures	Section 6.9(c)
Effective Date	Preamble
Estimated Net Working Capital	Section 1.3(a)
Financial Statements	Section 2.7(a)
Fundamental Representations	Section 7.1
Guaranteed Obligations	Section 9.1
Guaranteed Party	Section 9.1
Guarantor	Section 9.1
Government Consents	Section 6.1(a)
HPN Sale	Section 6.9(c)
Indemnified Party	Section 7.4
Indemnifying Party	Section 7.4
Intellectual Property Licenses	Section 2.10(c)
Kick Out Date	Section 10.18(a)(v)
Lakeland Cessation and Divestiture	Section 6.9(a)
Leased Real Property	Section 2.17(b)
Licenses	Section 2.24(a)
Material Supplier	Section 2.9
Membership Interest Assignment	Section 1.2(c)
MFH	Preamble
MMTC License	Recitals
Most Recent Balance Sheet	Section 2.7(a)
Most Recent Balance Sheet Date	Section 2.7(a)
Outside Assets	Section 2.16
Owned Property	Section 2.17(a)
Party(ies)	Preamble
Physical Inventory	Section 6.7
Post-Closing Trademark License Agreement	Section 4.7(b)
Pre-Closing Period	Section 6.2
Principal	Section 9.1
Purchased Interests	Recitals
Purchaser	Preamble
Purchaser Disclosure Schedule	Section 3
Purchaser Indemnitees	Section 7.2
Purchaser Obligations	Section 9.1
Purchaser Parent	Preamble
Real Property Leases	Section 2.17(b)
Receivables	Section 2.8(a)

Defined Terms	Section
Registered Intellectual Property	Section 2.10(b)
Restricted Business	Section 8.8(a)
Restricted Period	Section 8.8(a)
Seller	Preamble
Seller Disclosure Schedule	Section 2
Seller Indemnitees	Section 7.3
Seller Obligations	Section 9.1
Seller Parent	Preamble
Seller Returns	Section 8.5
SFL Holdings	Preamble
Territory	Section 8.8(a)
Third-Party Claim	Section 7.5(a)
Transfer Taxes	Section 8.5
Union	Section 2.20(h)
WARN Act	Section 2.19(s)

(i) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(ii) “Alachua Facility” means that certain cultivation facility located at 14810 NW 94th Avenue, Alachua, Florida 32615.

(iii) “Arcadia Facility” means that certain manufacturing and/or cultivation facility located at 1528 Highway 17, Arcadia, Florida 24266.

(iv) “Books and Records” of a Person means all records (in any type of storage medium) in the possession or control of a Person, including, without limitation, customer lists, sales records, records relating to regulatory matters, financial and accounting records and compliance records.

(v) “Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are required or authorized by Law to be closed.

(vi) “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.

(vii) “Cash Purchase Price” means $3,000,000.

(viii) “Change of Control Payments” means any and all bonuses or other obligations or payments that are not paid by Seller prior to Closing, arising or payable as a result of or in connection with the transactions contemplated hereby (whether due at or after the Closing), including without limitation any sale, “stay,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants which become payable by reason of the consummation of the transactions contemplated by this Agreement (plus the employer’s portion or share of any payroll or employment taxes or other Taxes relating to any such payments or benefits, whether payable prior to, in connection with or following the Closing).

(ix) “Claim” means any Third-Party Claim and/or Direct Claim.

(x) “Closing Payment” means the Cash Purchase Price, minus (i) the Escrow Deposit, minus (ii) any Change of Control Payments, minus (iii) any Indebtedness of the Company, minus (iv) any Company Transaction Expenses in connection with the Transaction Agreements that remain unpaid as of the Closing, minus (v) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital, plus (vi) the amount, if any, by which the Estimated Net Working Capital is greater than the Target Net Working Capital.

(xi) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(xii) “Company Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

(xiii) “Company Party(ies)” means the Company and Seller.

(xiv) “Company Transaction Expenses” means the Transaction Expenses incurred by the Company in connection with the transactions contemplated hereby for any fees and disbursements of attorneys, accountants and other advisors or service providers.

(xv) “Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Governmental Authority or other Person pursuant to any Contract or applicable Law.

(xvi) “Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, understanding, commitment, or other arrangement or agreement, whether written or oral.

(xvii) “COVID Related Deferrals” means any Liabilities, including Tax Liabilities, or other amounts for or allocable to any period ending on or prior to the Closing Date the payment of which is deferred, on or prior to the Closing Date, to a period (or portion thereof) beginning after the Closing Date pursuant to the CARES Act or any other Law related to COVID-19.

(xviii) “Dispensary Facility(ies)” means those locations where the Company currently operates a dispensary and has either an ownership interest or leasehold interest in such location as of the date of this Agreement.

(xix) “Employee Benefit Plan” means (i) each “employee benefit plan,” as defined in ERISA Section 3(3), and (ii) each other plan, fund, arrangement or agreement, including but not limited to, bonus, incentive compensation, deferred compensation, supplemental retirement, pension, profit sharing, retirement, equity purchase, equity option, equity ownership, equity appreciation rights, phantom equity, profits interests, post-retirement benefits (such as retiree medical or retiree life), change in control, retention, employment, termination, vacation, day or dependent care, legal services, educational assistance, Code Section 125 plan, life, health, accident, disability, workers’ compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind (other than base salary or base hourly wages), whether or not subject to ERISA, whether formal or informal, or whether written or oral, and in each case of (i) or (ii) above, that is a plan, fund, arrangement, course of dealing, or agreement that provides any compensation or other benefit to any Person who is an employee, consultant, independent contractor or other service provider of the Company.

(xx) “Environmental Laws” means any Law, regulation, or other applicable requirement relating to (a) releases or threatened releases of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or safety, natural resources, or the environment; (c) the manufacture, generation, handling, transport, use, treatment, storage, handling, transportation, management, or disposal of, or exposure to, Hazardous Substances; or (d) substances or materials which are considered to be hazardous or toxic, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act, any state and local environmental Law, all amendments and supplements to any of the foregoing and all regulations and publications promulgated or issued relative to the foregoing.

(xxi) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(xxii) “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that is required to be treated along with the Company as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(xxiii) “Escrow Agent” means Western Alliance Bank.

(xxiv) “Escrow Agreement” means that certain Escrow Agreement dated as of May 31, 2024, by and among Mint Group Holdings Co., a Delaware corporation and Affiliate of Purchaser, Seller Parent, and Escrow Agent.

(xxv) “Escrow Deposit” means $750,000.00 in cash deposited with the Escrow Agent pursuant to the Escrow Agreement prior to the date hereof.

(xxvi) “Facility(ies)” mean the Alachua Facility and the Arcadia Facility but excluding the Lakeland Facility.

(xxvii) “Fair Labor Standards Act” means the Fair Labor Standards Act of 1938, as amended.

(xxviii) “Family Member” means, with respect to any individual, (a) the spouse, parents, siblings, and descendants (including adoptive relationships and stepchildren) of that individual and (b) the spouse of each individual described in clause (a) of this definition.

(xxix) “Final Closing Net Working Capital” means the final Closing Net Working Capital as determined by agreement of Purchaser and Seller or by the Neutral Accountant or otherwise in accordance with the procedures set forth in Section 1.3

(xxx) “Final Closing Statement” means the final Closing Statement as determined by agreement of Purchaser and Seller or by the Neutral Accountant or otherwise in accordance with the procedures set forth in Section 1.3.

(xxxi) “Fraud” means common law fraud under Delaware law.

(xxxii) “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(xxxiii) “Governmental Authority” means any state, commonwealth, province, territory or possession of, and including, the United States or Canada, and any political subdivision of any of the foregoing, including the Department, courts, departments, regulatory agency, administrative agency, commissions, boards, bureaus, agencies, ministries or other instrumentalities, and any other entity exercising Law-making power (whether or not self-regulating).

(xxxiv) “Hazardous Substances” means any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is now or may in the future be restricted, prohibited or penalized under any Environmental Law.

(xxxv) “HPN” means Hart’s Plant Nursery, Inc.

(xxxvi) “HPN Interests” means the issued and outstanding equity interests of HPN, which entity shall not contain any assets or liabilities other than the Florida Medical Marijuana Treatment Center License No. MMTC-2019-0022 (the “HPN MMTC License”).

(xxxvii) “Indebtedness” of any Person means, without duplication: (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) except for trade debt in the ordinary course of business, all liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities; (iii) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i) and (ii) above to the extent of the obligation secured; and (iv) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (i)-(iii) above, to the extent of the obligation guaranteed.

(xxxviii) “Intellectual Property Rights” means any and all proprietary and intellectual property rights, in any jurisdiction, including those rights in and to (a) inventions and discoveries (whether or not patentable or reduced to practice), improvements thereto, and invention disclosures, (b) patents and patent applications (including applications or registrations for industrial design, mask works and statutory invention registrations), together with extensions, reissuances, divisionals, provisionals, continuations, continuations-in-part and reexaminations thereof (“Patents”), (c) trademarks, trademark applications and registrations, service marks, brand names, certification marks, trade dress, slogans, symbols, logos, trade names and corporate names, fictitious names, domain names, websites, and social media accounts, together with the goodwill associated therewith (in each case, whether registered or unregistered) (“Trademarks”), (d) copyrights, published and unpublished works of authorship, whether copyrightable or not (including software (including POS software and marketing software) and related algorithms), moral rights and rights equivalent thereto, including the rights of attribution, assignation and integrity (in each case, whether registered or unregistered) (“Copyrights”), (e) all trade secrets and confidential business information including, but not limited to, confidential ideas, technical data, customer lists, pricing and cost information, marketing plans, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, databases, historical marketing analyses and reports, and customer and transactional databases, (f) all proprietary breeds, cultivars, varietals and germplasm, (g) all other proprietary rights, (h) all applications to register, registrations and renewals, substitutions or extensions of the foregoing and (i) all copies and tangible embodiments of the foregoing.

(xxxix) “Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Company, including all genetic cannabis plant strains and phenotypes.

(xl) “Key Employee” means any executive-level employee (including division director or manager and vice president-level positions) of the Company.

(xli) “Knowledge” of a specified Person means the actual knowledge of such specified Person together with such knowledge that such specified Person would be reasonably expected to discover after reasonable investigation, and, when such specified Person is any Company Party, it means the actual knowledge of each of David Hart, Jesse Channon, Derek Watson, and Jonathan Gilbert, together with such knowledge that each such Person would be expected to discover after reasonable investigation.

(xlii) “Lakeland Facility” means that certain cultivation facility located at 2700 Interstate Drive, Lakeland, Florida 33805.

(xliii) “Lakeland Facility Employees” means those employees of the Company that perform a material portion of his or her duties at the Lakeland Facility.

(xliv) “Landlord Estoppel Certificate” means an estoppel certificate with respect to a Real Property Lease, dated after the Effective Date, but no earlier than thirty (30) days prior to the Closing Date, from the landlord under such Real Property Lease containing such customary provisions to be reasonably expected in an estoppel certificate.

(xlv) “Law” means any law, statute, code, constitution, treaty, decree, rule, ordinance or regulation or any determination or direction of any Governmental Authority, including but not limited to any common law, but excluding U.S. Federal Cannabis Laws.

(xlvi) “Legal Proceeding” means any claim, action, charge, complaint, litigation, arbitration, audit, investigation, inspection, inquiry, hearing or proceeding, administrative enforcement proceeding or other similarly formal legal proceeding (including civil, criminal, administrative or appellate proceeding) commenced, brought, conducted or heard by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(xlvii) “Liability” means any debt, loss, damage, claim, Tax, fine, penalty, liability, obligation, guarantee, cost, expense or other charge (including costs of investigation and defense and attorneys’ fees, costs and expenses) of any kind or nature, in each case, whether direct or indirect, accrued or unaccrued, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured, secured or unsecured, joint or several, due or to become due, vested or unvested, or disputed or undisputed, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on any financial statements, including those arising under any Law, Legal Proceeding, or Contract.

(xlviii) “Licensed Intellectual Property” means those Intellectual Property Rights licensed, directly or indirectly, to the Company.

(xlix) “Lien” means any option, mortgage, deed of trust, pledge, hypothecation, lien (statutory or otherwise), charge, security interest, defect of title, easement, encroachment, reservation, restriction, adverse right or interest, claim or other encumbrance (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

(l) “Loss” or “Losses” mean all losses, Liabilities, claims, obligations,

deficiencies, demands, awards, judgments, damages (including, to the extent reasonably foreseeable, consequential damages, indirect damages, and diminution in value), fines, penalties or other charges, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, reasonable fees of attorneys, accountants or other advisors; provided, however, that Losses shall exclude punitive or exemplary damages, except in each case to the extent that any such damages or losses are required to be paid to a third party pursuant to a Third-Party Claim.

(li) “Material Adverse Effect” means an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse effect or would be reasonably expected to have a material adverse effect, with or without the passage of time, on (A) the business, assets (including intangible assets), liabilities, operations (including contemplated operations), financial condition, property, prospects, or results of operations of a Party (including, with respect to the Company, the MMTC License) taken as a whole, or (B) the ability of any Party to perform its material obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that a “Material Adverse Effect” shall not include any “Material Adverse Effect” that arises after the date hereof and is cured prior to the earlier of the Closing and the date this Agreement is terminated in accordance with Section 10.18 or any change, effect, event, occurrence, state of facts or development in or attributable to: (a) general economic, political, or business conditions; (b) financial, banking or securities markets of the U.S. in general (including any disruption thereof and any decline in the price of any security or any market index or change in prevailing interest rates); (c) any natural or man-made disaster, acts of God, pandemics (including COVID-19 pandemic, its fallout and related illnesses), or other calamities, national or international political or social conditions, including the engagement and/or escalation by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S. or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.; (d) the announcement, pendency, or completion of the transactions contemplated by this Agreement, including losses of employees, customers, suppliers, distributors or sales agents of the Company; (e) any breach, violation or non-performance of any provision of this Agreement by Purchaser or any of its Affiliates; (f) the failure of the Company to meet or achieve the results set forth in any internal or published projections, forecasts, or revenue earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (g) any item or items set forth in the Seller Disclosure Schedule; (h) any change resulting from compliance with the terms of, or any actions taken (or not taken) by any Party pursuant to or in accordance with, this Agreement.

(lii) “Measurement Time” means 12:01 a.m. Eastern time on the Closing Date.

(liii) “Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

(liv) “Net Working Capital” means (A) the current assets of the Company (consisting solely of asset account line items as specified on Schedule 1.4(a)(liv) (the “Net Working Capital Schedule”)), minus (B) the current liabilities of the Company (consisting solely of liability account line items as specified on the Net Working Capital Schedule), in each case determined in accordance with GAAP applied on a consistent basis (except as set forth on the Net Working Capital Schedule) and consistent with the preparation of the Net Working Capital Schedule.

(lv) “Net Working Capital Shortfall” means the amount by which the Final Closing Net Working Capital set forth in the Final Closing Statement is less than the Estimated Net Working Capital, if any.

(lvi) “Net Working Capital Surplus” means the amount by which the Final Closing Net Working Capital set forth in the Final Closing Statement exceeds the Estimated Net Working Capital, if any.

(lvii) “Neutral Accountant” means a nationally recognized accounting firm mutually acceptable to Purchaser and Seller that does not has a conflict of interest with Purchaser or any Company Party, or any of their respective Affiliates,.

(lviii) “Note” means a promissory note in the principal amount of the Note Amount with a maturity date twelve (12) months after the Closing Date, substantially in the form attached as Exhibit C to this Agreement.

(lix) “Note Amount” means $2,000,000.00.

(lx) “Note Maturity Date” means the twelve (12) month anniversary of the Closing Date.

(lxi) “Owned Intellectual Property” means, collectively, those Intellectual Property Rights owned by the Company.

(lxii) “Partnership Audit Provisions” means Sections 6221 through 6241 of the Code as originally enacted in P.L. 114-74, and as may be amended, and including any United States Treasury Regulations or other administrative guidance promulgated by the Internal Revenue Service thereunder or successor provisions and any comparable provision of non-U.S. or U.S. state or local Law.

(lxiii) “Permitted Liens” means (a) statutory liens for current Taxes not yet due and payable or are being contested, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business and relating to amounts that are not yet due and payable, and (c) restrictions on the transfer of securities arising under federal and state securities laws.

(lxiv) “Person” means any individual, corporation, partnership, trust, limited liability company, association, Governmental Authority or other entity.

(lxv) “Pre-Closing Taxes” means (a) all Taxes (or the non-payment thereof) of the Company for any and all Pre-Closing Tax Periods, (b) all Taxes (or the non-payment thereof) of Seller (and any direct or indirect owner of any Seller that is an entity), for any and all taxable periods, (c) any payroll Taxes with respect to compensatory payments paid in connection with the Closing, (d) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing, (e) any Taxes resulting from any election by the Company under Code §108(i) on or prior to the Closing Date, (f) all COVID Related Deferrals (without duplication of any amounts included in Indebtedness) and (g) all Taxes imposed on any Company Party (or direct or indirect owner of any Seller that is an entity) as a result of any transaction contemplated by this Agreement. For purposes of the foregoing, any property Taxes for any Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date on a per diem basis, and all other Taxes for any Straddle Period shall be allocated as if such Straddle Period ended at the end of the Closing Date.

(lxvi) “Pre-Closing Tax Period” means any tax period (or that portion of any Straddle Period) ending on or before the Closing Date.

(lxvii) “Purchase Price” means (i) the Cash Purchase Price, (ii) the Note Amount, and (iii) the HPN Interests.

(lxviii) “Purchaser’s Advisors” means Purchaser’s attorneys, accountants, advisors, representatives and/or Tax advisors, if any.

(lxix) “Revolution Facility” means that certain facility located at 6614 East Adamo Drive, Tampa, FL 33619.

(lxx) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(lxxi) “Seller Party(ies)” means Seller and Seller Parent.

(lxxii) “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

(lxxiii) “Target Net Working Capital” means negative Twenty-Five Thousand Nine Hundred Sixty Dollars (-$25,960).

(lxxiv) “Tax” means (a) any federal, state, county, local, municipal or foreign income, gross receipts, net proceeds, fuel, excess profits, user, capital stock, profits, escheat, unclaimed property, gain, registration, ad valorem, estimated, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, franchise, employees’ income withholding, foreign or domestic withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property (tangible or intangible), sales, use, transfer, value added, goods and services, escheat or unclaimed property (whether or not considered a tax under local Law) alternative or add on minimum or other tax of any kind or any charge of any kind in the nature of taxes, assessments, duties or similar charges, including any interest, penalties or additions to Tax in respect of the foregoing, in each case whether disputed or not, imposed by any Governmental Authority, and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any tax sharing or tax allocation Contract, or as a result of being liable for another Person’s taxes as a transferee or successor, by Contract or otherwise.

(lxxv) “Tax Return” means any Tax return, declaration, report, claim for refund, or information return or statement filed or required to be filed by the Company, including any amendments thereto.

(lxxvi) “Transaction Agreements” means this Agreement, the Membership Interest Assignment, the Note, the Escrow Agreement, the Post-Closing Trademark License Agreement, and any other documents executed in connection herewith or contemplated hereby, including but not limited to any consulting or similar agreements entered into among the Parties and/or Affiliates thereof.

(lxxvii) “Transaction Expenses” means, with respect to a Party, expenses incurred in connection with the negotiation, preparation, execution and closing of the transactions contemplated by the Transaction Agreements.

(lxxviii) “U.S. Federal Cannabis Laws” means any applicable U.S. federal law, civil, criminal or otherwise, that prohibit or penalize, the advertising, cultivation, harvesting, production, distribution, sale and possession of cannabis and/or related substances or products containing or relating to the same, and related activities, including the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. § 801, et seq.), the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960.

(b) Interpretive Guidelines.

(i) All pronouns used in this Agreement shall be deemed to include masculine, feminine and neuter forms.

(ii) Unless the context requires otherwise: (1) the singular number includes the plural and the plural number includes the singular and shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (2) each reference in this Agreement to a designated “Article,” “Section,” “Schedule,” “Exhibit,” or “Appendix” is to the corresponding Section, Schedule, Exhibit, or Appendix of or to this Agreement; (3) the word “or” shall not be applied in its exclusive sense; (4) the word “all” shall be interpreted to mean “any and all”; (5) the words “include,” “includes,” and “including” are deemed to be followed by the phrase “without limitation”; (6) the words “relate,” “relates,” and “relating” are deemed to be followed by the phrase “in any way”; (7) references to “$” or “dollars” means the lawful currency of the United States; and (8) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.

(iii) References in this Agreement to any Contract or any particular provisions of Law shall be deemed to refer to such Contract or Law as they exist as of the Effective Date of this Agreement and at the Closing Date.

(iv) Any reference in this Agreement to “day” or number of “days” without the explicit qualification of “business” must be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day and that calendar day is not a Business Day then the action or notice is deferred until, or may be taken or given, on the next Business Day.

(v) Any reference in this Agreement to a date or time is a reference to that date or time in New York, New York, unless otherwise stated.

(vi) Any undertaking in this Agreement not to do any act or thing is deemed to include an undertaking not to permit or suffer the doing of that act or thing.

(vii) The definitions in this Agreement apply equally to both the singular and plural of the terms defined.

2. Representations and Warranties of the Seller Parties. The Seller Parties, jointly and severally, represent and warrant to Purchaser that, subject to the schedule of disclosures and exceptions (the “Seller Disclosure Schedule”) attached as Exhibit B to this Agreement, which disclosures and exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and correct as of the Effective Date, and will be true and correct pursuant to Section 4.1 as of the Closing Date. The Seller Disclosure Schedule shall be arranged in numbered schedules corresponding to the numbered and lettered sections contained in this Section 2, and the disclosures in any schedule of the Seller Disclosure Schedule shall qualify the representations made in other sections in this Section 2 only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to or qualifies such other representations made in other sections of this Section 2.

2.1 Organization, Good Standing, Power and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida and has all requisite limited liability company power and authority to carry on its business as presently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which its ownership of property or conduct of business requires it to be qualified, except where the failure to be so qualified shall not result in a Material Adverse Effect of the Company. True, correct and complete copies of the Company’s organizational documents currently in effect have been provided to Purchaser and reflect all amendments made thereto.

2.2 Ownership of Purchased Interests; No Voting Trusts.

(a) Schedule 2.2(a) sets forth all of the authorized, issued and outstanding equity interests of the Company. Seller owns, beneficially and of record, all of the equity interests of the Company set forth on Schedule 2.2(a), free and clear of any and all Liens or other restrictions or limitations whatsoever, except for Permitted Liens. All of the outstanding equity interests of the Company are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any applicable Law or preemptive or other rights of any Person to acquire any securities of the Company. Upon delivery to Purchaser of the Membership Interest Assignment executed by Seller, good and valid title to the Purchased Interests will pass to Purchaser, free and clear of all Liens or other restrictions or limitations whatsoever of any kind, except for Permitted Liens.

(b) No Company Party is bound by, nor has any Company Party granted to any other Person, any option, warrant, calls, purchase or other right or other contractual obligation (including, without limitation, conversion or preemptive rights and rights of first refusal or similar rights), orally or in writing, with respect to any equity interests of the Company or that could require any Company Party to sell, issue, grant, transfer or otherwise dispose of any or all of the equity interests of the Company, or any securities convertible into or exchangeable for equity interests in the Company.

(c) There are no voting trusts, commitments, undertakings, understandings or other restrictions to which any Seller is a party that directly or indirectly limit or restrict in any manner, or otherwise relate to, the sale or other disposition of any of the Purchased Interests.

2.3 Subsidiaries. The Company does not own or control, or has never owned or controlled, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not, nor has it ever been, a participant in any joint venture, partnership or similar arrangement.

2.4 Authorization; Enforceability. All limited liability company (or other applicable entity) action required to be taken by the officers, managers, boards of directors and owners of the Company, Seller and Seller Parent, in order to authorize the Company, Seller and Seller Parent to enter into the Transaction Agreements to which such Party is or will be a party and to consummate the transactions contemplated thereby has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company, Seller and Seller Parent necessary for the execution and delivery of the Transaction Agreements and the performance of all obligations of such Party under the Transaction Agreements to be performed as of the Closing has been taken or will be taken prior to the Closing. The respective Transaction Agreements to which each Company Party or Seller Party is a party, when executed and delivered by such Company Party or Seller Party, shall constitute valid and legally binding obligations of such Company Party or Seller Party, as applicable, enforceable against such Company Party or Seller Party in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5 Governmental Consents and Filings. Except for approval by the Department, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of any Company Party or Seller Party in connection with the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement or any of the other Transaction Agreements.

2.6 Legal Proceedings. There is no Legal Proceeding pending or, to the Company’s Knowledge, threatened (a) against or relating to the Company or any officer, member or manager of the Company (in their capacity as such); (b) that questions the validity of any of the Transaction Agreements or the right of any Company Party to enter into any of the Transaction Agreements, or to consummate the transactions contemplated by the Transaction Agreements; (c) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company; or (d) against any Person with respect to the MMTC License. Neither the Company nor, to the Company’s Knowledge, any of the officers, directors, members or managers of the Company (in their capacity as such), is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or other Governmental Authority (in the case of officers, directors, or managers, such as would affect the Company). There is no Legal Proceeding by the Company pending or that the Company intends to initiate, and no reasonable basis, to the Company’s Knowledge, for any such Legal Proceeding to be initiated against the Company or that relates to the MMTC License, including, without limitation, any Legal Proceedings pending or threatened (or any reasonable basis therefor known to the Company) involving the services provided to the Company by any consultant or independent contractor, the prior employment of any employee of the Company, the services provided by any of the employees, consultants or independent contractors of the Company in connection with its business, any information or techniques allegedly proprietary to any former employers of any employees, consultants or independent contractors of the Company, or the obligations of any employees, consultants or independent contractors of the Company under any Contracts with its prior employers.

2.7 Financial Statements.

(a) The Company has previously made available to Purchaser true, complete and correct copies of (i) the audited balance sheets of the Company as at December 31, 2021, December 31, 2022, and December 31, 2023, as applicable (the “Balance Sheet Date”) and the related audited statements of operations, changes in members’ deficit and cash flows of the Company for the fiscal years then ended; and (ii) the unaudited balance sheet of the Company (the “Most Recent Balance Sheet”) as at June 30, 2024 (the “Most Recent Balance Sheet Date”), and the related statements of operations, changes in members’ deficit and cash flows of the Company for the 6-month period then ended (together with all the audited and unaudited statements set forth in (i) and (ii), including the related notes and schedules thereto, the “Financial Statements”).

(b) The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, and present fairly, in all material respects, the financial position and results of operations of the Company as of the respective dates and for the respective periods indicated therein. The Books and Records of the Company have been, and are being, maintained in all material respects in accordance with applicable Law, and the Financial Statements were derived from the Books and Records of the Company.

2.8 Accounts Receivable; Inventory.

(a) Except as set forth on Schedule 2.8(a), the accounts receivable, notes and other amounts receivable of the Company (“Receivables”) arose from bona fide transactions in the ordinary course of business and are collectible, except to the extent of any reserves and allowances for doubtful accounts provided for such Receivables in the Financial Statements.

(b) All Inventory, whether or not reflected in the Most Recent Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice in all material respects, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is in the physical possession of the Company and is owned by the Company free and clear of all Liens, except Permitted Liens.

2.9 Suppliers. No supplier representing ten percent (10%) or more of the aggregate purchases of the Company for fiscal year 2023 or 2022, each of which suppliers is set forth on Schedule 2.9 (a “Material Supplier”), has given written notice or otherwise indicated to the Company that (i) it will or intends to terminate or not renew its Contract, if any, with the Company before such Contract’s scheduled expiration date, (ii) it will otherwise terminate its relationship with the Company or (iii) it will or intends to materially reduce its sales or provisions of services to the Company. To the Company’s Knowledge, no Material Supplier has filed a voluntary petition for bankruptcy protection.

2.10 Intellectual Property.

(a) The Company Intellectual Property includes all Intellectual Property Rights owned or licensed by the Company and used in the Company’s business as currently conducted by the Company. The Company Intellectual Property comprises all of the Intellectual Property Rights that are reasonably necessary to the conduct of the Company’s business as currently conducted, including the design, development, manufacture, use, import, marketing, and sale of any product, technology or service. The Company has good, valid and marketable title to its Owned Intellectual Property free and clear of any and all Liens, except for Permitted Liens. With the exception of the Intellectual Property Licenses set forth on Schedule 2.10(c), and except that the Company is limited to selling its cannabis products solely within in the State of Florida in accordance with the Laws of the State of Florida and the terms and conditions of the MMTC License, no Owned Intellectual Property, or product or service of the business of the Company, is subject to any order, settlement agreement or Contract that restricts in any manner the use, transfer, licensing or enforcing thereof by the Company or may affect the validity, use or enforceability thereof, subject to U.S. Federal Cannabis Laws.

(b) Schedule 2.10(b)(i) sets forth a true, complete and correct list of all Owned Intellectual Property for which a registration or application has been filed with, or issued by or registered with, a Governmental Authority, register service or social media account (collectively, “Registered Intellectual Property”), and such list includes for each item of Registered Intellectual Property. Schedule 2.10(b)(ii) sets forth a true, complete and correct list of all Trademarks and service marks that are Owned Intellectual Property and not otherwise identified on Schedule 2.10(b)(i). Schedule 2.10(b)(iii) sets forth a true, complete and correct list of each corporate, limited liability company, trade or fictitious name under which the business of the Company has been conducted at any time prior to Closing. Each item of Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant Patent, Copyright, Trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

(c) The Company has obtained and possesses valid and sufficient licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to others for their use in connection with the Company’s business. Schedule 2.10(c) sets forth a true, complete and correct list of all written licenses and arrangements (other than ordinary course licenses of commercially available software that, in each case, does not exceed license fees of $50,000), pursuant to which the use by the Company of any Intellectual Property Rights is permitted by any Person (collectively, the “Intellectual Property Licenses”). The Intellectual Property Licenses are valid, binding and enforceable between the Company and the other parties thereto and are in full force and effect. There is no default under any Intellectual Property License by the Company and by any other party thereto, and, to the Company’s Knowledge, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. There are no Intellectual Property Licenses for which there are any threatened or ongoing Legal Proceedings or, to the Company’s Knowledge, other dispute regarding the scope of such Intellectual Property License or performance under such Intellectual Property License including with respect to any payments to be made or received by the Company.

(d) Except as set forth on Schedule 2.10(d), all employees, consultants and/or other Persons of the Company involved in the development of Owned Intellectual Property have entered into confidentiality and assignment of inventions agreements substantially in the form included on Schedule 2.10(d). Accordingly, to the extent that any Owned Intellectual Property of the Company has been developed or created by any Person other than the Company or jointly with any Person other than the Company, the Company has a valid, enforceable and written assignment sufficient to irrevocably transfer all rights in such Owned Intellectual Property to the Company, and the Company is the exclusive owner of all such Owned Intellectual Property. In each case in which the Company has acquired any Owned Intellectual Property from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Owned Intellectual Property to the Company. The Company has obtained releases from all Persons featured, or whose name or likeness is used, in any of the Company’s current or proposed products, services, advertising or marketing materials, and related collateral substantially in the form included on Schedule 2.10(d).

(e) The Company has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Owned Intellectual Property to any Person. Schedule 2.10(e) contains a complete and correct list of all Contracts under which the Company has granted to others a non-exclusive license, covenant not to sue or any other interest in, or any right to use or exploit, any Owned Intellectual Property.

(f) To the Company’s Knowledge, the operation of the business of the Company as currently conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, and sale of any product, technology or service of the business of the Company does not infringe or misappropriate, and will not infringe or misappropriate, any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction. The Company has not received notice from any Person claiming that such operation or any act, product, technology, service or Owned Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person, violates any right of any Person (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(g) There is no claim or demand of any Person pertaining to, or any proceeding that is pending, or to the Company’s Knowledge threatened, that challenges the rights of the Company, in respect of any Owned Intellectual Property. To the Company’s Knowledge, no Person is infringing or misappropriating any Owned Intellectual Property.

(h) The Transaction Agreements and the transactions contemplated by the Transaction Agreements will not result in (i) any third party being granted rights or access to any Owned Intellectual Property, (ii) the Company losing any right to any Owned Intellectual Property or under any Intellectual Property License, or (iii) the Purchaser being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company prior to Closing pursuant to any Contract to which the Company is a party or by which it or its assets is bound.

(i) The Company has implemented and maintained administrative, technical and physical measures to prevent the introduction of contaminants into products and services (and all parts thereof) of the Company from software licensed from third parties. The Company has implemented and maintained administrative, technical and physical measures to protect the information technology systems used in connection with the operation of its business from contaminants, including any and all “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or the unauthorized disablement or erasure of data or other software. To the Company’s Knowledge, there have been no unauthorized intrusions or breaches of the security of information technology systems of the Company.

(j) The Company has implemented and maintained policies and measures to protect and maintain in a confidential manner the integrity and security of personal information. The Company has a privacy policy regarding the collection, use, and disclosure of personal information in connection with the operation of the business and is and has been in compliance in all material respects with such privacy policy. The Company has in the past two (2) years posted a privacy policy in a clear conspicuous location on its website(s) and any mobile application(s) owner operated by the Company. The Company has adequate technical and procedural measures in place to protect personal information collected by, or in the possession of, the Company against loss, unauthorized access, or unauthorized disclosure. The Company is not subject to any obligation that would prevent the Company, Purchaser, or any of their Affiliates from using personal information in a manner consistent with any industry standards in such industry the Company operates regarding the collection, retention, use, or disclosure of such information. No claims are pending or, to the Knowledge of the Company, threatened or likely to be asserted against the Company by any person alleging a violation of applicable Laws or rights relating to privacy, personal information, or any other confidentiality rights of an individual.

2.11 Compliance with Other Instruments.

(a) The Company is not in material violation of or default under (i) any provisions of its formation or governing documents, including, without limitation, the Company’s certificate of organization or operating agreement, (ii) any instrument, judgment, order, writ or decree, (iii) any note, indenture or mortgage, (iv) any lease, agreement, Contract or purchase order to which the Company is a party or bound or is material to the business and/or operation of the Company, or (v) any provision of Law applicable to the Company, other than any immaterial violations that have been resolved prior to the date hereof.

(b) Neither the execution, delivery and/or performance of any of the Transaction Agreements, nor the consummation of the transactions contemplated by any of the Transaction Agreements, will, directly or indirectly, (i) contravene, conflict with, result in or constitute (with or without the passage of time or giving of notice) a violation of any Law, or judicial or administrative order to which any Company Party, or any of their respective assets, may be subject; (ii) contravene, conflict with, result in or constitute (with or without the passage of time or giving of notice) a violation or breach of any provision of any Company Party’s organizational documents; (iii) contravene, conflict with, result in or constitute (with or without the passage of time or giving of notice) a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which any Company Party is a party; (iv) result in, or constitute (with or without the passage of time or giving of notice) an event that results in, the imposition or creation of any Lien upon or with respect to any of the Purchased Interests or any Company Party’s assets; or (v) result in, or constitute (with or without the passage of time or giving of notice) an event that results in, the suspension, revocation, forfeiture, or nonrenewal of any permit or license applicable to the Company, including, without limitation, the MMTC License.

2.12 Agreements; Actions. Except as set forth on Schedule 2.12:

(a) There are no Contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000.00 annually or over the lifetime of such Contract or proposed transaction, (ii) the license of any Patent, Copyright, Trademark, trade secret or other Intellectual Property Right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products or services, including, without limitation, medical marijuana, (iv) indemnification by the Company with respect to infringements of Intellectual Property Rights, or (v) obligations outside the ordinary course of business or inconsistent with any past practices of the Company (for the purposes of this Section 2.12(a), all Indebtedness, Liabilities, Contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts);

(b) The Company is not a party to any Contracts with any third-party vendors, suppliers, or contractors that (i) are particular to the cannabis industry, (ii) specifically reference cannabis, and/or (iii) are essential to the conduct of the Company’s business as currently conducted.

(c) The Company has not (i) authorized or declared any distribution upon or with respect to its equity interests that have not been paid in full, (ii) incurred any Indebtedness for money borrowed or incurred any other Liabilities in excess of $50,000.00, individually or in the aggregate, (iii) made any loans or advances to any Person that have not been paid in full, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights outside the ordinary course of business (for the purposes of this Section 2.12(c), all Indebtedness, Liabilities, Contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts);

(d) The Company is not a guarantor or indemnitor of any Indebtedness of any other Person;

(e) The Company is not a party to or bound by any Contract that purports to: (i) limit, curtail or restrict the ability of the Company in any respect to: (A) compete with any other Person or compete in any geographic area, line of business, or market; (B) make sales or provide services to any Person in any manner; (C) use or enforce any Owned Intellectual Property; (D) develop or distribute any technology or Intellectual Property Right; or (E) solicit the employment of, or hire, any potential employees, consultants, or contractors of any Person; or (ii) grant the other party or any customer “most favored nation” pricing or similar status;

(f) The Company is not a party to or bound by any Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or Liabilities or the payment of any royalties;

(g) The Company is not a party to or bound by any Contract to provide or license any of its products or services to any third party on an exclusive basis or to license any product or service on an exclusive basis from a third party;

(h) There are no Contracts pursuant to which the Company grants rights or authority to any Person with respect to any Owned Intellectual Property or Licensed Intellectual Property other than customer agreements entered into in the ordinary course of business;

(i) The Company is not a party to or bound by any Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or Intellectual Property Rights;

(j) The Company is not a party to or bound by any Contract under which the Company has a warranty obligation inconsistent with past practices or any indemnification obligation;

(k) There are no Contracts relating to future expenditures by the Company anticipated to result in aggregate costs in excess of $50,000;

(l) The Company is not a party to or bound by any Contract pursuant to which the Company has delivered, or is required to deliver, its source code to third parties, including any source code escrow agents, or may otherwise be required to release its source code to third parties;

(m) The Company is not a party to or bound by a collective bargaining agreement or Contract with any Union;

(n) The Company is not a party to or bound by any Contract with any Person characterized and treated by the Company as a consultant or independent contractor;

(o) The Company is not a party to any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are required to be classified and accounted for under GAAP as capital leases;

(p) The Company is not a party to any letter of credit or similar credit transaction entered into for the purpose of securing any lease deposit; and

(q) The Company is not a party to or bound by any Contract for the employment of any Person, the terms of which (i) provide annual cash compensation to such Person, in the form of salary, that exceeds $50,000, (ii) provide for the payment to such Person of any cash or other compensation, benefits under any Employee Benefit Plan, or an equity option or grant, upon the sale of all or a material portion of the assets of, or a change of control of, the Company, or (iii) restrict the ability of the Company to terminate the employment or services of such Person at any time without penalty or liability (other than at-will employment agreements with any Person that do not commit the Company to pay severance, termination or other similar payments and that are terminable without prior notice).

2.13 Certain Transactions. Except as set forth on Schedule 2.13:

(a) There are no Contracts or proposed transactions that have not been performed in full between the Company and any of its equityholders, officers, members, managers, consultants or employees, or any Affiliate or Family Member thereof.

(b) The Company is not indebted, directly or indirectly, to any of its members, managers, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing. No members, managers, officers or employees of the Company, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with the customers, suppliers, service providers, joint venture partners, licensees and competitors of the Company, (ii) direct or indirect ownership interest in any Person with which the Company is affiliated or with which the Company has a business relationship, or any Person which competes with the Company except that managers, officers, employees or equityholders of the Company may own equity in (but not exceeding two percent (2%) of the outstanding equity of) publicly traded companies that may compete with the Company; or (iii) financial interest in any Contract with the Company.

2.14 Rights of Registration and Voting Rights. The Company is not under any obligation to register under the Securities Act any of its currently outstanding securities.

2.15 Paycheck Protection Program. The Company has not applied for or obtained any loan or other Indebtedness or amount pursuant to or in connection with the CARES Act (including the Paycheck Protection Program and any other programs established thereby) or any other COVID-19 related Law.

2.16 Assets. The Company has good and marketable title to, or a valid leasehold interest or license in, the assets and properties used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, other than inventory sold in the ordinary course of business, free and clear of all Liens, except for Permitted Liens. Neither the Seller nor any Affiliate of the Seller other than the Company owns or controls, whether directly or indirectly, any assets, whether tangible or intangible or of any type or nature, that are used by or in connection with the business and/or operations of the Company, as such business and/or operations are currently conducted by the Company or have been conducted by the Company within the twelve (12) months preceding the Effective Date (such assets, “Outside Assets”).

2.17 Real Property.

(a) Schedule 2.17(a) sets forth each parcel of owned real property (the “Owned Property”). The Company has good marketable title to the Owned Property. The Owned Property is not subject to any monetary Liens other than Permitted Liens, and is otherwise subject to all matters of record including zoning laws and municipal codes, easements, rights of way and other matters of title provided the same do not materially interfere with the use of the Owned Property.

To the Company’s Knowledge, the Owned Real Property is not subject to any pending or threatened eminent domain proceedings.

(b) Schedule 2.17(b) sets forth each parcel of real property leased, subleased or licensed by the Company (together with all rights, title and interest of the Company in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), including, with respect to each Real Property Lease, the name of the landlord, the location of the real property, and a true and complete list of all leases, subleases, licenses, concessions and other Contracts (whether written or oral), including all amendments, extensions, renewals, guaranties and other Contracts with respect thereto, pursuant to which the Company holds, leases, subleases or licenses any Leased Real Property (collectively, the “Real Property Leases”). With respect to the Real Property Leases, (i) each Real Property Lease is in full force and effect, the Company is in compliance in all material respects with each Real Property Lease to which it is a party or subject including payment of all rent due and payable under the Real Property Leases, (ii) to the Company’s Knowledge, the Company is not in default nor has it received a notice of default or termination that remains outstanding under any Real Property Lease, and to the Company’s Knowledge, no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute a breach or default or permit the termination, modification or acceleration of any rent under any Real Property Lease, (iii) to the Company’s Knowledge, no event has occurred or circumstance exists that, with the delivery of notice, passage of time, or both, constitutes or would constitute a breach or default by a lessor under the applicable Real Property Lease, (iv) the Company holds a valid leasehold interest free of any Liens other than those of the lessors of such Leased Real Property, (v) the Company has not subleased, assigned or otherwise granted any other Person the right to use or occupy any Leased Real Property or any portion thereof, (vi) the use of the Leased Real Property complies with the terms of the applicable Real Property Lease and there are no contractual or legal restrictions that preclude or restrict the ability to use the Leased Real Property for the purposes for which it is currently being used, (vii) there are no Contracts, rights of first offer or rights to purchase or other agreements or instruments in force or effect that grant to any Person any right, title, interest, or benefit in and to all or any part of the Leased Real Property, and (viii) except as set forth on Schedule 2.17(b), the change of ownership of the Company contemplated by this Agreement does not require (A) the consent of any party to such Real Property Lease or (B) any payment of any transfer fee or other amount to the landlord under each such Real Property Lease.

(c) The Company has not received, and to the Company’s Knowledge, no other party has received with respect to the Owned Property or any Leased Real Property, any citation, subpoena, summons or other written notice from any Governmental Authority alleging any non-compliance or violation of any zoning, fire, health or building codes. The use by the Company of the Owned Property and the Leased Real Property complies in all material respects with all applicable Laws. There are not actions pending nor, to the Company’s Knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein or in lieu of condemnation or eminent domain proceedings.

(d) No Real Property Lease contains any provision providing that the other party thereto (i.e., the party other than the applicable Company) may terminate or exercise other rights under such Real Property Lease as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements and no Consent is required under any Real Property Lease to consummate the transactions contemplated by this Agreement and the other Transaction Agreements. The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto, and any material correspondence with any of the parties to the Real Property Leases or with any Governmental Authority, and all other written Contracts related to the Owned Property or the Leased Real Property.

(e) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company included in the Owned Property or in the Leased Real Property are (i) in good operating condition and repair, except with respect to ordinary wear and tear and ordinary and customary scheduled maintenance and repair that are not material in nature or cost, (ii) to the Company’s Knowledge, free from structural, physical and mechanical defects, and (iii) maintained in a manner materially consistent with standards generally followed with respect to similar properties. To the Company’s Knowledge, there are no material latent defects or material adverse physical conditions with respect to any Owned Property or Leased Real Property. No Company Party is a party to any Contract or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed, with respect to any of the Real Property Leases or any of the Owned Property. Except as set forth on Schedule 2.17(e), the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company (including the Owned Property or in the Leased Real Property), are sufficient for the continued conduct of the Company’s businesses after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the businesses and/or operations of the Company as currently conducted. Any improvements required by the terms of a Real Property Lease to be made by the applicable lessor under such Real Property Lease have been completed (A) to the satisfaction of the Company in all respects and (B) in accordance with any plans and specifications approved by Company (if any).

2.18 No Undisclosed Liabilities. The Company has no Liabilities, except (a) those specifically reflected and accrued for or specifically reserved against in the Most Recent Balance Sheet, (b) those incurred after the Most Recent Balance Sheet Date in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law) and that are not material in amount, individually or in the aggregate, and (c) Liabilities with respect to any Transaction Expenses and other Liabilities arising under this Agreement and the transactions contemplated hereby.

2.19 Changes. Except as set forth on Schedule 2.19, since January 1, 2024, other than events or circumstances expressly contemplated by the Transaction Agreements, there have been no events or circumstances of any kind that have had or would reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, the Company has not (other than in connection with the Lakeland Cessation and Divestiture or the HPN Sale):

(a) modified any Contract listed (or required to be listed) on Schedule 2.12 or terminated any Contract that if not terminated would have been listed thereon;

(b) suffered any material damage, destruction or loss to any of its properties or assets (whether or not covered by insurance);

(c) satisfied or discharged any Lien or paid or incurred any Liability in excess of $500,000;

(d) mortgaged, pledged, transferred a security interest in, or subjected to any Lien any of its properties or assets, except Permitted Liens;

(e) entered into any loans or guarantees, to or for the benefit of its members, managers, employees or officers, or any of their respective Family Members;

(f) made (i) any filings, applications or registrations with any Governmental Authority relating to COVID-19 or (ii) any other filings, applications or registrations with any Governmental Authority other than routine filings and registrations made in the ordinary course of business;

(g) sold, assigned, or transferred any material Company Intellectual Property;

(h) purchased, sold, leased, exchanged or otherwise disposed of or acquired any property or assets for which the aggregate consideration paid or payable is in excess of $50,000 in any individual or series of related transactions, except inventory in the ordinary course of business;

(i) changed its accounting practices or policies;

(j) made or changed any Tax election, adopted or changed any Tax accounting method, settled or compromised any Tax claim or assessment, entered into any closing agreement in respect of Taxes, filed any amended Tax Return, or consented to the waiver or extension of the limitations period for any Tax claim or assessment;

(k) canceled or forgiven without fair consideration any material Indebtedness or claims;

(l) issued any equity interests;

(m) granted options, warrants, calls or other rights to purchase or otherwise acquire its equity interests or other securities;

(n) declared, set aside, made or paid any distribution in respect of its equity interests;

(o) repurchased, redeemed or otherwise acquired any of its outstanding equity interests or other securities;

(p) transferred, issued, sold or disposed of any of its equity interests or other securities, or granted options, warrants, calls or other rights to purchase or otherwise acquire any of its equity interests or other securities;

(q) commenced or settled any Legal Proceeding by it, or been given notice of the commencement or settlement of any Legal Proceeding, or the threat thereof, against it or relating to any of its businesses, employees, properties or assets;

(r) entered into, modified, or terminated any collective bargaining agreement or any other Contract with any workers’ representative organization, bargaining unit or Union representing or purporting or attempting to represent any employees of the Company;

(s) laid off or terminated employees of the Company in a manner that would result in a material liability under the Worker Adjustment and Retraining Notification Act of 1988 or similar state or local applicable Law (collectively, the “WARN Act”);

(t) received written notice of any claim for wrongful discharge or any other unlawful employment or labor practice or action;

(u) incurred any Indebtedness or amended the terms of any outstanding Indebtedness;

(v) changed its ordinary course cash management practices with respect to the collection of Receivables and payment of payables and other current Liabilities;

(w) hired or terminated any senior management-level employee, promoted, demoted or made any other change to the employment status or title of any officer or manager, or had any of its managers or officers resign or be removed;

(x) increased or made any other change to the employment status, title, salary, wages, bonus or other compensation (including equity-based compensation) payable or to become payable by it to any of its officers, directors, employees or consultants, other than increases to base wages or salaries in the ordinary course of business or to the extent required by applicable Law;

(y) entered into any Contract for the grant by it of any severance, termination pay or bonus (in cash or otherwise) to any of its current or former employees, officers, managers, consultants or independent contractors;

(z) effected any recapitalization, reclassification, equity split or like change in its capitalization;

(aa) entered into any new line of business unrelated to its existing line of business or materially changed the operations or business plan for any existing line of business;

(bb) merged or consolidated with, or agreed to merge or consolidate with, or purchased or agreed to purchase all or substantially all of the assets of, or otherwise acquired or agreed to acquire, any business, business organization or division of any other Person;

(cc) amended its certificate of organization or the operating agreement; or

(dd) arranged or committed to take any of the foregoing actions described in this Section 2.19.

2.20 Labor and Employment Matters.

(a) As of the Effective Date, the Company employs the number of full-time employees and the number of part-time employees set forth on Schedule 2.20(a), and engages the number of consultants or independent contractors set forth on Schedule 2.20(a). The Company has provided Purchaser a list of all Persons who are employees, consultants or independent contractors of the Company (including any employee on leave of absence) as of the Effective Date, which list was true, complete, and accurate in all respects as of the Effective Date, and for each such Person has provided the following, as applicable: (i) name; (ii) title or position; (iii) location at which such Person is employed or provides services; (iv) full-time or part-time basis; (v) hire date; (vi) current base compensation rate; and (vii) commission, bonus, or other incentive-based compensation. Schedule 2.20(a) sets forth a detailed description of all compensation, including applicable annual base salary or hourly rate, commission, bonus, incentive-based compensation, severance obligations and deferred compensation, paid or payable for each officer, employee, consultant and independent contractor of the Company who received compensation in excess of $50,000 for the fiscal year ended December 31, 2023, or is anticipated to receive compensation in excess of $50,000 for the fiscal year ending December 31, 2024. All employees of the Company who are currently, and in the past three (3) years have been, classified as exempt from the minimum wage and overtime compensation requirements of the Fair Labor Standards Act and applicable state Laws are, and have been, properly treated as exempt from such applicable Laws.

(b) Schedule 2.20(b) sets forth any employment, consulting or professional services Contract with any current employee or other Person providing services to the Company providing for base compensation in excess of $50,000 per annum (excluding offer letters on the Company’s standard form in the ordinary course of business to its employees) or providing for payments upon the completion of any acquisition of the Company.

(c) To the Company’s Knowledge, none of the employees of the Company are obligated under any Contract (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract or covenant under which any such employee is obligated.

(d) The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation or remuneration for any service performed for the Company, or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(e) To the Company’s Knowledge, no salaried employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as an employee of the Company. The Company has no present intention to terminate the employment of any employee. The employment of each employee of the Company is terminable at the will of the Company. Except as expressly required elsewhere in this Agreement or as set forth on Schedule 2.20(e), Schedule 2.20(i), or as required by applicable Law, upon termination of the employment of any employees of the Company, no severance or other payments will become due. No former employee of the Company has any pending, or to the Company’s Knowledge, threatened claim against the Company for severance, separation pay, wages, bonuses, overtime or any other compensation in connection with, or related in any way to, his or her employment and/or separation from employment with the Company. Except as set forth on Schedule 2.20(e), the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(f) Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(g) The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment, employment practices, terms and conditions of employment, labor relations, collective bargaining, worker classification, Tax withholding, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, meal and rest periods, immigration, background checks, employee privacy, occupational safety and health, including maintaining proper injury and illness recordkeeping, classification of employees as exempt or non-exempt from minimum wage and overtime compensation, payment of wages (including overtime compensation), compensation, hours of work, child labor, sick, vacation and other paid time off, leaves of absence, uniformed services employment and reemployment, whistleblowers, workers’ compensation insurance, and unemployment insurance, and in each case, with respect to employees: (i) has withheld and reported all amounts required by applicable Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages (including overtime compensation), severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(h) The Company is not a party to or bound by, nor has the Company ever been a party to or bound by, any union agreement or collective bargaining agreement, labor peace agreement, or work rules or practices agreed to with any labor organization, trade union, works council, employee association or similar grouping of employee representation (“Union”) representing any of its employees, and there are no Unions purporting to represent or, to the Company’s Knowledge, attempting to represent any employee of the Company. There are no representation hearings, grievances, arbitrations, unfair labor practice charges, or other labor disputes pending before the National Labor Relations Board or any similar Governmental Authority or, to the Company’s Knowledge, threatened against the Company. The Company is not a party to or bound by any union health and welfare funds or pension funds, and does not contribute to any Multiemployer Plans. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any employee of the Company.

(i) Except as set forth in Schedule 2.20(i), the Company is and has been in compliance in all material respects with all applicable Laws relating to labor and labor relations.

(j) Within the past five (5) years, there have been no Legal Proceedings pending, or to the Company’s Knowledge, threatened or reasonably anticipated against the Company or any employee of the Company relating to any current or former employee, consultant, contractor, applicant for employment, employment agreement, consulting agreement, or independent contractor agreement. Except as set forth in Schedule 2.20(j), the Company has not received written notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, immigration, child labor, meal and rest break, wage and hour, occupational health and safety, workplace safety, insurance, disability, or workers’ compensation Laws to conduct an investigation, inspection or audit of the Company and, to the Company’s Knowledge, no such investigation, inspection or audit is in progress. There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing by the Company pursuant to any labor, employment, immigration, child labor, meal and rest break, wage and hour, occupational health and safety, workplace safety, insurance, disability, or workers’ compensation Laws. There are no internal complaints or reports by any current or former employee, consultant, or independent contractor of the Company pursuant to the anti-discrimination or anti-harassment policies of the Company that are pending or under investigation. There are no internal complaints or reports by any employee of the Company alleging failure to pay minimum wage or overtime compensation, or misclassification of any employee of the Company as exempt from minimum wage and overtime compensation requirements under applicable Law, that are pending or under investigation. The Company is not a party to a conciliation agreement, consent decree, settlement agreement or other agreement or order with any federal, state, or local agency or Governmental Authority with respect to labor or employment practices.

(k) All employees of the Company are authorized to work in the United States. The Company maintains current files containing verification of employment authorization and identity of each current and former employees of the Company to the extent required by applicable Laws. No Legal Proceeding has been filed or commenced against the Company or, to the Company’s Knowledge, any employees thereof, that: (i) alleges any failure to comply with federal immigration Laws; or (ii) seeks removal, exclusion or other restrictions on (A) such employee’s ability to reside and/or accept employment lawfully in the United States and/or (B) the continued ability of the Company to sponsor employees for immigration benefits. The Company maintains adequate internal systems and procedures to provide reasonable assurance that all employee hiring is conducted in compliance in all material respects with all applicable Laws relating to immigration and naturalization. To the Company’s Knowledge, no audit, investigation, or other Legal Proceeding has been commenced against the Company at any time with respect to its compliance with applicable Laws relating to immigration and naturalization in connection with its hiring practices.

(l) The Company has not taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act, issued any notification of a plant closing or mass layoff required by the WARN Act, or incurred any Liability under the WARN Act that remains unsatisfied.

(m) The Company has no Liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any temporary employee or employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from the minimum wage and overtime compensation requirements of the Fair Labor Standards Act and similar applicable state Law. The Company is not currently a party to any Contracts with any professional employer organization or temporary staffing agency.

(n) The consummation of the transactions contemplated by this Agreement and the other Transaction Agreements will not: (i) make operative any bonus, incentive, deferred compensation, severance, termination, retention, change of control, equity option, equity appreciation, equity purchase, phantom equity or other compensation plan, program, arrangement, Contract, policy or understanding, whether written or oral, that provides or may provide benefits or compensation to any employees; (ii) result in (A) an increase in the amount of compensation or benefits of any employees or (B) the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any employees or (iii) result in a violation of or an impermissible accrual or allocation under applicable Laws, except, with respect to (i) and (ii), to the extent (and in the amounts) identified as Change of Control Payments on Schedule 2.20(n).

(o) The Company has established, implemented and complied with commercially reasonable policies, practices and procedures to protect the health and safety of its employees and contractors, and otherwise mitigate Liability and ensure the Company’s compliance with Law in all material respects. The Company has not received any written notification alleging that any employee or contractor has any claim against the Company, or that the Company otherwise has any Liability to any employee or contractor, and, to the Knowledge of Company, the Company has no such Liabilities.

2.21 Employee Benefit Plans.

(a) Schedule 2.21(a) sets forth all Employee Benefit Plans. No Employee Benefit Plan is, and none of the Company or any of its ERISA Affiliates sponsors, maintains, contributes to, has any obligation to contribute to, or has, sponsored, maintained, contributed to or had any obligation to contribute to (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV of ERISA, (ii) a Multiemployer Plan, (iii) a “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(b) The Company has complied in all material respects with all applicable Laws for any such Employee Benefit Plan.

(c) With respect to each Employee Benefit Plan, the Company has made available to Purchaser true and complete copies, as applicable, of (i) each Employee Benefit Plan (or, if not written, a written summary of its material terms), including without limitation all current plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all current summaries and summary plan descriptions, including any summary of material modifications, (iii) the most recent annual reports (Form 5500 series) filed with the Department of Labor (with all schedules and attachments), (iv) the most recent actuarial reports or other financial statements relating to such Employee Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service and any pending request for such a letter, (vi) the most recent nondiscrimination tests performed under the Code, (vii) all current Contracts with any service provider with respect to any Employee Benefit Plan, and (viii) any non-routine filings made within the last three (3) years with any Governmental Authority, including but not limited to any filings under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program. Each Employee Benefit Plan complies in all respects in form, and has in operation been administered in all material respects in accordance with, its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any Employee Benefit Plan as of the Effective Date have been timely made or, if required but not yet due, have been properly reflected on the Most Recent Balance Sheet.

(d) Except as set forth on Schedule 2.21(d), with respect to each Employee Benefit Plan, all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Authority and all material notices and disclosures have been timely provided to participants. With respect to the Employee Benefit Plans, no event has occurred and, to the Company’s Knowledge, there exists no condition or set of circumstances in connection with which the Company would reasonably be expected to be subject to any material Liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Employee Benefit Plans, ERISA, the Code or any other applicable Law. There are no pending audits or investigations by any Governmental Authority involving any Employee Benefit Plan, and to the Company’s Knowledge no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Employee Benefit Plans), or Legal Proceedings involving any Employee Benefit Plan, any fiduciary thereof or service provider thereto. None of the Company, Seller, or ERISA Affiliate has any Liability under Section 502 of ERISA. All contributions and payments to such Employee Benefit Plan are deductible under Section 162 or Section 404 of the Code.

(e) Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has either (i) received a favorable determination letter from the Internal Revenue Service as to its qualified status, or (ii) may rely upon a favorable prototype opinion letter from the Internal Revenue Service, and each trust established in connection with any Employee Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt. To the Company’s Knowledge, no fact or event has occurred that would cause the loss of the qualified status of any such Employee Benefit Plan or the exempt status of any such trust. Each Employee Benefit Plan can be amended, terminated or otherwise discontinued in accordance with its terms, and for any Employee Benefit Plan that is an “employee benefit plan” as defined in ERISA Section 3(3) without Liability (other than Liability for ordinary administrative expenses typically incurred in a termination event). None of the Company or, to the Company’s Knowledge, any other Person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Employee Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. With respect to any Employee Benefit Plan, no “prohibited transaction”, within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA, has resulted from the conduct of the Company or to the Company’s Knowledge, the conduct of any other Person.

(f) Neither the execution and delivery of any of the Transaction Agreements, nor the consummation of the transactions contemplated by any of the Transaction Agreements, either alone or in combination with any other event, will (i) entitle any current or former employee, consultant or manager or any group of such employees, consultants or managers to any payment of compensation; (ii) increase the amount of compensation or benefits due to any such employee, consultant or manager; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit. No amount that could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) or by any of the other Transaction Agreements, by any employee, officer, manager or other service provider of the Company who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) No security issued by the Company forms or has formed any part of the assets of any Employee Benefit Plan.

(h) No Employee Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits.

(i) The Company has no obligation to “gross-up” or otherwise indemnify any individual for any Tax, including under Sections 409A and 4999 of the Code.

(j) Any “group health plan” within the meaning of Section 5000(b)(1) of the Code maintained by the Company is in compliance with the reporting, disclosure, notice, election, and other benefit continuation and coverage requirements of COBRA, the Health Insurance Portability and Accountability Act of 1996, and the regulations thereunder.

(k) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code), if any, has been maintained and operated in documentary and operational compliance with Section 409A of the Code. No payment pursuant to any Employee Benefit Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code) would subject any Person to tax pursuant to Section 409A of the Code, whether pursuant to this Agreement or otherwise.

2.22 Tax Returns and Payments.

(a) There are no Taxes due and payable by the Company that have not been paid (whether or not shown on any Tax Return). There are no accrued and unpaid Taxes of the Company that are due, whether or not assessed or disputed. The Company has duly and timely filed all Tax Returns required to have been filed by it and all such Tax Returns are true, correct and complete in all material respects. The Company has not waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment or collection of any Tax, which waiver, extension or agreement remains in effect.

(b) The Company has withheld, collected and paid to the appropriate Governmental Authority all Taxes required to have been withheld, collected and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder, or other third party and has complied with all information reporting and backup withholding provisions of applicable Law and backup withholding requirements, including maintenance of required records with respect thereto.

(c) The Company has duly and timely collected and remitted all sales, use, excise, or similar Taxes.

(d) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any assets of any Company Party.

(e) No Company Party has received any written notice or other written communication from any Governmental Authority that any Tax deficiency or delinquency has been asserted against the Company, or that a Governmental Authority audit of the Company is pending or threatened. There is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of the Company that has been asserted by any Governmental Authority in writing. No audit or other examination of any Tax Return of the Company is in progress. The Company is not currently in active litigation with any Governmental Authority with respect to Taxes or any Tax Return of the Company.

(f) The Company has not received any written notice of any claim made by any Tax authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(g) The Company (i) has never been a member of an affiliated or combined group filing a combined or unitary tax return for federal, state, local or foreign Tax purposes, and (ii) has never been a party to any joint venture, partnership or other Contract that could reasonably be treated as a partnership for Tax purposes.

(h) The Company neither is nor has been a party to or bound by a Tax-sharing, allocation or indemnification agreement or any similar arrangement.

(i) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax authority with respect to the Company.

(j) The Company has not participated in or promoted a transaction that either constitutes a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b).

(k) Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code.

(l) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable Law with respect to state, local or foreign income Tax) executed on or prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount received on or prior to the Closing Date, (v) utilization of a method of accounting other than the accrual method or (vi) election made pursuant to Section 108(i) of the Code prior to the Closing.

(m) The Company is not subject to Tax in any country other than the United States by virtue of having a permanent establishment or other place of business in such other country.

(n) There is no Contract, plan or arrangement to which the Company is a party, including the provisions of this Agreement, covering any employee or service provider of the Company, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 404 of the Code.

(o) The Company is, and has been since its formation, classified as a disregarded entity for all income Tax purposes and the Company has not elected for the Company to be taxed in any manner inconsistent with this tax treatment.

(p) The Company has not deferred any Taxes or other amounts pursuant to the CARES Act or any other Law related to COVID-19.

(q) The Company has not elected to apply the Partnership Audit Provisions for any taxable year beginning prior to January 1, 2018.

(r) No property owned by the Company is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

2.23 Insurance. The Company (or a Seller Party on behalf of the Company) maintains insurance policies and fidelity bonds of a type and in an amount necessary to conduct its business. All insurance policies and fidelity bonds maintained by the Company are listed on Schedule 2.23. All such policies and bonds are in full force and effect, and all premiums due and payable thereon have been paid in full as and when due. Schedule 2.23 contains a list of all pending claims under such insurance policies or fidelity bonds related to the Company, and any claims under such insurance policies or fidelity bonds related to the Company as to which the insurers of such policies or issuers of such fidelity bonds have denied coverage.

2.24 Permits, Licenses, Accreditations and Authorizations.

(a) The Company holds, and is in material compliance and good standing with, all franchises, bonds, permits, licenses, certificates, accreditations, and authorizations, and any similar authority necessary or advisable for the conduct of its business or contemplated business, including, without limitation, the MMTC License (collectively, “Licenses”). All such Licenses, along with their respective identifying numbers, if any, are listed on Schedule 2.24 and are valid and in full force and effect, and the Company is not delinquent in the payment of any fees or Taxes associated therewith.

(b) The Company has not received any notice of material violation in respect of any Licenses, including but not limited to any citations for illegal activity or criminal conduct (by any Company Party), other than violations that have been resolved prior to the date hereof, and no investigation or proceeding is pending or, to the Company’s Knowledge, threatened, that would reasonably be expected to result in the suspension, revocation, non-renewal or limitation or restriction of any such License. To the Company’s Knowledge, there are no circumstances (now existing or reasonably anticipated) that, with or without the passage of time, would reasonably cause the Company to be in default under any License, or cause the suspension, revocation, non-renewal or any limitation or restriction of any such License. The Company (i) has not received any statement of deficiency or other notice from any Governmental Authority regarding non-compliance with Law, other than deficiencies or non-compliance resolved prior to the date hereof and (ii) has not issued, or is otherwise a party to, any plans of correction, other than plans of correction completed prior to the date hereof. To the Company’s Knowledge, there are no disciplinary actions pending against the Company with the Department or any other Governmental Authority.

(c) To the Company’s Knowledge, neither the execution or delivery of any of the Transaction Agreements nor the consummation of the transactions contemplated thereby will impair or result in the cancellation, suspension, revocation, forfeiture, or nonrenewal of any of the Licenses.

2.25 Environmental Laws. Except as set forth on Schedule 2.25, (a) to the Company’s Knowledge, the Company is and at all times has been in material compliance with all Environmental Laws; (b) the Company is not the subject of any written decree, order, complaint, notice, inquiry, citation or other communication relating to any actual, alleged, or potential violation of or failure to comply with any Environmental Law, nor is the Company subject to any actual or, to the Company’s Knowledge, potential Liability arising under or relating to any Environmental Law; (c) there are no pending or, to the Company’s Knowledge, threatened claims or encumbrances resulting from any Liability arising under or pursuant to any Environmental Law, with respect to or affecting any Real Property Leases or any asset or property currently or previously owned, leased or otherwise used by the Company; (d) to the Company’s Knowledge, there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, Hazardous Substance or waste or petroleum or any fraction thereof, on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (e) the Company has not treated, stored, recycled or disposed of any Hazardous Substances on any property that is the subject of a Real Property Lease or any real property currently or formerly owned, used or leased by the Company in a manner not in material compliance with the Environmental Laws, and to the Company’s Knowledge, no other Person has treated, stored, recycled or disposed of any Hazardous Substance on any part of any property that is the subject of a Real Property Lease or any real property owned, used or leased by the Company; (f) the Company has not released, and to the Company’s Knowledge, there has been no release by any other Person of, any Hazardous Substance in violation of Environmental Laws at, on or under any property that is the subject of a Real Property Lease or any real property owed, used or leased by the Company; (g) to the Company’s Knowledge, there are no underground storage tanks or landfills, surface impoundments or disposal area located on, no PCBs or PCB-containing-equipment used or stored on, and no hazardous waste (as defined by the Resource Conservation and Recovery Act, as amended), stored on any site owned or operated by the Company, except for storage of hazardous waste in compliance with Environmental Laws, and (h) the Company has not entered into any Contract with any Person regarding any Environmental Law, remedial action or other environmental Liability or expense. The Company has made available to Purchaser true and complete copies of all material environmental records, analyses, tests, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

2.26 Brokers and Finders. No Company Party has any Liability to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by any of the Transaction Agreements, except as set forth on Schedule 2.26.

2.27 Compliance with Laws Generally. The Company has complied and is in compliance, in all material respects, with all applicable Law and any order or restriction of any Governmental Authority in respect of the conduct of its business as presently conducted or the ownership of its properties.

2.28 No Other Representations and Warranties. Except for the representations and warranties made by Seller Parties in this Section 2 (as qualified by the Seller Disclosure Schedules), no Seller Party or any other Person makes any other express or implied representation or warranty, either written or oral, with respect to the Company or the Purchased Interests, including any representation or warranty as to the accuracy or completeness of any information regarding the Company or the Purchased Interests.

2.29 No Untrue Statement of Material Fact. No representation or warranty of any Company Party contained in this Agreement, as qualified by the Seller Disclosure Schedule, and no certificate furnished or to be furnished to Purchaser at the Closing when taken together contains any untrue statement of a material fact or, to the Company’s Knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3. Representations and Warranties of Purchaser. Purchaser, severally and jointly, represents and warrants to the Seller Parties that, subject to the schedule of disclosures and exceptions (the “Purchaser Disclosure Schedule”) attached as Exhibit D to this Agreement, which disclosures and exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and correct as of the Effective Date, and will be true and correct pursuant to Section 5.1 as of the Closing Date. The Purchaser Disclosure Schedule shall be arranged in numbered schedules corresponding to the numbered and lettered sections contained in this Section 3, and the disclosures in any schedule of the Purchaser Disclosure Schedule shall qualify the representations made in other sections in this Section 3 only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to or qualifies such other representations made in other sections of this Section 3:

3.1 Existence and Qualification. Purchaser is duly organized, validly existing and in good standing under the Laws of its state of formation, has the requisite power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified, except where the failure to be so qualified shall not result in a Material Adverse Effect of Purchaser.

3.2 Authorization. Purchaser has the power and authority to enter into the Transaction Agreements to which it is a party. The Transaction Agreements to which Purchaser is a party have been duly authorized by all necessary corporate action on the part of Purchaser and, when executed and delivered by Purchaser and the other parties thereto, will constitute valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.3 Brokers and Finders. Purchaser has no Liability to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by any of the Transaction Agreements, except as set forth on Schedule 3.3.

3.4 Legal Proceedings. There is no Legal Proceeding pending or, to Purchaser’s Knowledge, currently threatened before any Governmental Authority seeking to restrain Purchaser from entering into, or to prohibit its entry into, this Agreement or to prohibit the Closing, or seeking damages against Purchaser as a result of the consummation of this Agreement.

3.5 Financing. Purchaser has sufficient immediately available funds as required to fulfill its obligations hereunder, including payment of the Closing Payment, amounts due under the Note, and other cash obligations when due hereunder.

3.6 HPN. With respect to HPN:

(a) HPN is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has all requisite corporate power and authority to carry on its business as presently conducted. HPN is duly qualified to transact business and is in good standing in each jurisdiction in which its ownership of property or conduct of business requires it to be qualified, except where the failure to be so qualified shall not result in a Material Adverse Effect of HPN.

(b) Except as set forth on Schedule 3.6, Purchaser owns, beneficially and of record, all of the equity interests of HPN, free and clear of any and all Liens or other restrictions or limitations whatsoever, except for Permitted Liens. All of the outstanding equity interests of HPN are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any applicable Law or preemptive or other rights of any Person to acquire any securities of HPN. Upon delivery to Seller of the membership interest assignment contemplated by Section 5.6(d) executed by Purchaser, good and valid title to the HPN Interests will pass to Seller, free and clear of all Liens or other restrictions or limitations whatsoever of any kind, except for Permitted Liens.

(c) Except for Purchaser, no other Person has any option, warrant, calls, purchase or other right or other contractual obligation (including, without limitation, conversion or preemptive rights and rights of first refusal or similar rights), orally or in writing, with respect to any equity interests of the HPN or that could require HPN to sell, issue, grant, transfer or otherwise dispose of any or all of the equity interests of HPN, or any securities convertible into or exchangeable for equity interests in HPN.

(d) There are no voting trusts, commitments, undertakings, understandings or other restrictions to which any Purchaser is a party that directly or indirectly limit or restrict in any manner, or otherwise relate to, the sale or other disposition of any of the HPN Interests.

(e) As of the Closing, HPN (i) shall not have any assets or Liabilities other than the HPN MMTC License, (ii) shall not have any employees, (iii) shall not be a party to any Contracts, and (iv) shall have no outstanding Indebtedness which has not been effectively released and discharged.

3.7 No Other Representations and Warranties. Purchaser has conducted its own independent review and analysis of the Company and acknowledges that it has been provided with access to the properties, premises and records of Seller Parties for this purpose. In entering into this Agreement, Purchaser relied solely upon its own investigation and analysis and the representations and warranties of Seller Parties set forth in this Agreement and any Transaction Agreement, and Purchaser acknowledges and agrees that, except for the representations and warranties made by Seller Parties in Section 2 (as qualified by the Seller Disclosure Schedules) and any Transaction Agreement, no Seller Party or any other Person makes any other express or implied representation or warranty, either written or oral, with respect to the Purchased Interests or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company, and Purchaser has not relied upon and is not relying upon any other express or implied representation or warranty, either written or oral, or any other information or communications in its determination to effect the transactions contemplated by this Agreement.

4. Conditions to Purchaser’s Obligations at Closing. The obligations of Purchaser to purchase the Purchased Interests at the Closing and consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions, unless otherwise waived in writing by Purchaser:

4.1 Representations and Warranties. The representations and warranties of each Company Party contained in Section 2 shall be true and correct in all material respects as of the Closing as if made on that date except to the extent any such representation or warranty speaks only as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been true and accurate as of such date.

4.2 Performance. Each Company Party shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement or any other Transaction Agreement that are required to be performed or complied with by such Company Party at or before the Closing.

4.3 No Material Adverse Effect. There shall not have occurred a Material Adverse Effect as to the Company since the earlier of the Effective Date or the Most Recent Balance Sheet Date.

4.4 No Proceedings or Injunctions. There shall be no Legal Proceeding pending or threatened in writing, or injunction granted and in effect, or order of any Governmental Authority entered and in effect, against any Company Party, Seller Parent or any of their respective properties or any of their respective officers or managers, restraining or prohibiting the sale of the Purchased Interests or the other transactions contemplated by this Agreement or the other Transaction Agreements, or which would reasonably be expected to impair the benefits to Purchaser of the transactions contemplated by this Agreement.

4.5 Qualifications.

(a) All authorizations, approvals and permits of any Governmental Authority that are required in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, including, without limitation, the Government Consents, shall have been obtained and shall be effective as of the Closing.

(b) All Consents set forth on Schedule 4.5(b) required in connection with the execution and delivery, and the consummation of the transactions contemplated by, the Transaction Agreements shall have been obtained.

4.6 Employee Benefit Plans and Insurance Policies. At or immediately before the Closing, Seller shall have removed the Company from, and provided to Purchaser evidence of removal of the Company from each of the Employee Benefit Plans and each of the insurance policies listed on Schedule 4.6.

4.7 Closing Deliverables of the Company Parties. At or before the Closing, the applicable Company Parties shall duly execute (where appropriate) and deliver, or cause to be duly executed and delivered, to Purchaser the following, which shall be deemed to be executed and delivered simultaneously with the Closing:

(a) a validly executed Membership Interest Assignment from Seller in favor of Purchaser;

(b) a Post-Closing Trademark License Agreement substantially in the form attached hereto as Exhibit E (the “Post-Closing Trademark License Agreement”);

(c) a Landlord Estoppel Certificate for each of the Real Property Leases set forth on Schedule 4.5(b) in which the consent of the applicable landlord is required in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, in form and substance acceptable to Purchaser, executed by the applicable landlord under each Real Property Lease;

(d) an assignment and assumption of lease, in form and substance reasonably acceptable to Purchaser, executed by the Company and the applicable landlord under each Real Property Lease set forth on Schedule 4.7(d) (each an “Assignment and Assumption of Lease”);

(e) evidence of receipt of all Consents set forth on Schedule 4.5(b) required to consummate the transactions contemplated hereby, each in form and substance acceptable to Purchaser, acting reasonably;

(f) a certificate executed by the secretary or another officer or a manager of the Company, dated as of the Closing Date, certifying as to (i) a copy of the Company’s operating agreement, (ii) a copy of the Company’s articles of organization, certified by the Secretary of State of the State of Florida; and (iii) resolutions of the applicable governing bodies of the Company which consent from is necessary for the consummation of the transactions contemplated hereby;

(g) a certificate executed by the secretary or another officer of Seller, dated as of the Closing Date, certifying as to copies of Seller’s articles of organization, operating agreement, and/or other applicable governing documents, as amended and in effect on the Closing Date;

(h) a certificate validly executed by Seller, to the effect that, as of the Closing, the conditions to the obligations of Purchaser set forth in Section 4.1, Section 4.2, and Section 4.3 have been satisfied (unless otherwise waived by Purchaser in writing in accordance with the terms hereof);

(i) a duly completed IRS Form W-9 from Seller or Seller Parent, as applicable;

(j) payoff letters or other documentary evidence, in each case, in form and substance satisfactory to Purchaser, with respect to the repayment of all Indebtedness of the Company;

(k) evidence satisfactory to Purchaser of the release of all Liens on any of the Purchased Interests or any of the assets or properties of the Company; and

(l) such other documents and/or instruments as may be reasonably requested by Purchaser, in form and substance reasonably acceptable to Purchaser.

4.8 Physical Inventory. The Physical Inventory performed by Purchaser or on its behalf shall confirm that the Inventory of the Company, (i) in the case of Closing on or before the 60 day anniversary of the Effective Date, complies with the requirements set forth on Schedule 4.8 under the heading “Inventory Schedule B - 5 Months,” and (ii) in the case of Closing following the 60 day anniversary of Effective Date, complies with the requirements set forth on Schedule 4.8 under the heading “Inventory Schedule A - 4 Months.”

5. Conditions to Seller’s Obligations at Closing. The obligations of Seller to sell the Purchased Interests to Purchaser at the Closing and to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions, unless otherwise waived by Seller:

5.1 Representations and Warranties. The representations and warranties of Purchaser contained in Section 3 of this Agreement shall be true and correct in all material respects as of the Closing as if made on that date except to the extent any such representation or warranty speaks only as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been true and accurate as of such date.

5.2 Performance. Purchaser shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement or any other Transaction Agreement that are required to be performed or complied with by Purchaser at or before the Closing.

5.3 No Proceedings or Injunctions. There shall be no Legal Proceeding pending or threatened in writing, or injunction granted and in effect, or order of any Governmental Authority entered and in effect, against Purchaser or Purchaser Parent, or any of their respective properties or any of their respective officers, directors or managers, restraining or prohibiting the purchase of the Purchased Interests or the other transactions contemplated by this Agreement or the other Transaction Agreements.

5.4 Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful sale of the Purchased Interests pursuant to this Agreement shall have been obtained and shall be effective as of the Closing.

5.5 Lakeland Facility. The Company shall no longer own the Lakeland Facility, the Lakeland Facility Employees shall have been terminated, and the Lakeland Cessation and Divestiture shall have otherwise occurred.

5.6 Closing Deliverables of Purchaser. At the Closing, Purchaser shall pay to Seller the Closing Payment and shall deliver or cause to be delivered to Seller the following, which shall be deemed to be executed and delivered simultaneously with the Closing:

(a) a certificate validly executed by an officer of Purchaser, to the effect that, as of the Closing, the conditions to the obligations of Seller set forth in Section 5.1 and Section 5.2 have been satisfied (unless otherwise waived in accordance with the terms hereof);

(b) a certificate executed by the secretary or another officer of Purchaser, dated as of the Closing Date, certifying as to (i) copies of Purchaser’s certificate of organization and bylaws, as amended and in effect on the Closing Date; and (ii) resolutions of applicable governing bodies of the Purchaser consenting to the transactions contemplated hereby;

(c) the Note;

(d) a membership interest assignment, in a form reasonably satisfactory to Seller, conveying the HPN Interests to Seller, and any certificate(s) evidencing the HPN Interests;

(e) the Assignment and Assumption of Lease, executed by Purchaser;

(f) the Post-Closing Trademark License Agreement; and

(g) such other documents and/or instruments as may be reasonably requested by Seller, in form and substance reasonably acceptable to Seller.

6. Pre-Closing Covenants and Other Agreements.

6.1 Government Consents.

(a) From and after the Effective Date, the Company Parties shall promptly and diligently prepare, file (after review and approval thereof by Purchaser) and pursue any and all applications, registrations, qualifications, variances, designations, declarations and other filings that, in the opinion of the Parties acting reasonably, are required for Purchaser and the Company to receive all necessary or advisable Consents, approvals, orders and authorizations of, or to otherwise comply with the Laws of, any federal, state or local Governmental Authority (collectively, “Government Consents”) with respect to the transactions contemplated by this Agreement and the other Transaction Agreements, including, without limitation, (i) the deauthorization of the Revolution Facility, (ii) the affiliation of the Revolution Facility with the MMTC License, (iii) the HPN MMTC License becoming unaffiliated with any cannabis cultivation, processing, and/or dispensing/delivery facility through the Closing, (iv) Purchaser’s acquisition of the Purchased Interests and, consequently, the MMTC License, and (v) Seller’s acquisition of the HPN Interests and, consequently, the HPN MMTC License. For the avoidance of doubt, the Company Parties acknowledge and agree that the variance(s) with respect to items (i) and (ii) of the preceding sentence shall be filed with the Department no later than three (3) Business Days following the Effective Date, and the variance(s) with respect to items (iii), (iv) and (v) shall be filed with the Department no later than ten (10) Business Days following the Effective Date.

(b) From and after the Effective Date of this Agreement, Purchaser and/or its Affiliates shall promptly and diligently prepare, file (after review and approval thereof by Seller) and pursue any and all applications, registrations, qualifications, designations, declarations or other filings which, in the opinion of the Parties acting reasonably, are required for Purchaser and the Company to receive all necessary or advisable Government Consents with respect to the transactions contemplated by this Agreement, including, but without limitation, (i) the deauthorization of the Revolution Facility, (ii) the affiliation of the Revolution Facility with the MMTC License, (iii) the HPN MMTC License becoming unaffiliated with any cannabis cultivation, processing, and/or dispensing/delivery facility through the Closing, (iv) Purchaser’s acquisition of the Purchased Interests and, consequently, the MMTC License, and (v) Seller’s acquisition of the HPN Interests and, consequently, the HPN MMTC License. For the avoidance of doubt, the Company Parties acknowledge and agree that the variance(s) with respect to items (i) and (ii) of the preceding sentence shall be filed with the Department no later than three (3) Business Days following the Effective Date, and the variance(s) with respect to items (iii), (iv) and (v) shall be filed with the Department no later than ten (10) Business Days following the Effective Date.

(c) Each Party shall use commercially reasonable efforts to cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such Government Consents. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any Government Consents.

(d) Notwithstanding Section 6.1(a) or Section 6.1(b), all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated by this Agreement (but, for the avoidance of doubt, not including any disclosure which is not permitted by Law or any disclosure containing privileged or confidential information) shall be disclosed to the other Party in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. To the extent practicable, each Party shall give reasonable prior notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority.

6.2 Negative Covenants of the Company. Notwithstanding anything else in this Agreement to the contrary, between the Effective Date and the Closing (the “Pre-Closing Period”), the Company shall not, and no Seller Party shall cause or permit the Company to, do any of the following things without the prior written consent of Purchaser in its reasonable discretion:

(a) enter into any debt financing or other loan transaction, whether as a debtor, creditor, guarantor or otherwise, excluding, for the avoidance of doubt, any trade payables or receivables entered into in the ordinary course of business;

(b) take any action, or fail to take any action, that would result in the imposition of a Lien on any assets of the Company or the Purchased Interests;

(c) propose, authorize, enter into, ratify, amend, modify, renew or terminate any Contract or proposed transaction, or any group of related Contracts or proposed transactions, that (i) involves (individually or in the aggregate, contingent or otherwise) obligations of, or payments to, the Company in excess of Twenty-Five Thousand Dollars $50,000 annually or $100,000 over the lifetime of such Contract or proposed transaction, or (ii) are outside the ordinary course of business;

(d) issue any equity interests in the Company or any options, warrants or other securities, including securities exercisable, exchangeable or convertible into equity interests in the Company;

(e) alter or change the rights, preferences or privileges of the Company’s equity interests;

(f) increase or decrease the number of authorized securities of the Company;

(g) redeem or repurchase any equity interests of the Company;

(h) amend the Company’s governing documents;

(i) take any action that would restrict, inhibit or adversely affect the ability of (i) the Company to conduct its business as presently conducted, or (ii) any Company Party or Seller Party to perform all of its duties and obligations under this Agreement and the other Transaction Agreements, or (iii) any Company Party or Seller Party to truthfully make any of the representations and warranties set forth in this Agreement as of the Closing;

(j) approve or cause the Company to engage in any consolidation, exchange or merger of the Company with or into any other corporation or other entity or Person, or any other corporate reorganization,

(k) sell, lease or otherwise dispose of any of the Licenses or, other than inventory in the ordinary course of business, any of the other assets of the Company;

(l) make or agree to make any capital expenditures or incur any Liabilities that

(i) exceed $50,000 in the aggregate or (ii) are outside the ordinary course of business;

(m) approve, file, consent to or acquiesce in the filing of any bankruptcy or bankruptcy action by the Company, or any assignment for the benefit of the Company’s creditors;

(n) authorize or enter into any Contract, transaction or other arrangement between the Company, on the one hand, and any member, manager, officer or Affiliate of the Company, or any Family Member or Affiliate of any of the foregoing Persons, on the other hand;

(o) declare or make any distributions to the members of the Company;

(p) enter into, approve or amend any employment or consulting agreement with compensation in excess of $50,000 annually;

(q) terminate, except for cause, or engage, except in the ordinary course of business, any Person who is or would be a consultant or salaried employee of the Company receiving in excess of $50,000 in annual compensation;

(r) make any material change to its accounting methods, principals, or practices, except as required by GAAP or other Law;

(s) change the Company’s ordinary course of cash management practices with respect to the collection of Receivables and payment of payables and other current Liabilities;

(t) adopt any Employee Benefit Plan;

(u) authorize or grant any equity compensation to any Person;

(v) change the number of managers of the Company;

(w) approve or effect a name change or conversion of the Company;

(x) make or change any Tax election, adopt or change any material Tax accounting method, enter into any closing agreement in respect of Taxes, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or amend any Tax Return;

(y) approve or permit any Seller Party to sell or otherwise transfer, directly or indirectly, any Purchased Interests, or recognize any such sale or transfer as valid, or recognize any transferee in such sale or transfer as a member of the Company;

(z) dissolve;

(aa) form any subsidiary or joint venture of the Company; or

(bb) enter into any agreement or otherwise engage in any transaction for the wholesale of Inventory.

6.3 Affirmative Obligations of the Company. Except as required by the terms of this Agreement or as approved by the prior written consent of Purchaser in its sole discretion, at all times during the Pre-Closing Period, the Company shall (a) conduct its business only in the ordinary course of business consistent with past practice, subject to de minimis changes in sales and marketing practices necessary to satisfy regulatory requirements or increase customer demand,

(b) use its commercially reasonable efforts to maintain and preserve its business organization, keep available the services of its current employees, managers, service providers, and contractors, and preserve its business relationships with customers, strategic partners, suppliers, distributors, landlords, creditors and others having business dealings with it, and (c) to the extent reasonably requested by Purchaser, make its executives, officers, managers and employees available in accordance with Section 6.5 of this Agreement.

6.4 Surety Bond. The Company shall (and Seller shall cause the Company to) continue to maintain in good standing any and all surety bonds, irrevocable letters of credit payable, or set asides of cash on behalf of the Company, in connection with the Licenses as required by and pursuant to Law, if any.

6.5 Due Diligence Assistance. During the Pre-Closing Period, the Company Parties shall promptly provide Purchaser and Purchaser’s Advisors (a) all such documentation and information and answer all questions that Purchaser or Purchaser’s Advisors may reasonably request regarding the Company (including, without limitation, the Licenses) and (b) upon reasonable advance notice from Purchaser, afford Purchaser and its officers, managers, employees, agents, consultants and Purchaser’s Advisors reasonable access during normal business hours to all of the Company’s properties (including the Facilities and the Dispensary Facilities), Books and Records, Contracts and personnel as Purchaser may reasonably request, provided such access shall not unreasonably interfere with the Company’s normal operations. Without limiting the generality of the foregoing, the Company Parties shall promptly and diligently provide Purchaser with documents, information and answers to questions regarding (i) the Licenses, including the validity of the MMTC License, (ii) the existence of any deficiencies or Liens with respect to the MMTC License, and (iii) the suitability of any real estate upon which the Company conducts or proposes to conduct its business, including, without limitation, the conformance and compliance of such real estate with all applicable Laws.

6.6 No Other Negotiations. During the Pre-Closing Period, (i) none of Seller Parent or the Company Parties shall, directly or indirectly, pursue, solicit, entertain, enter into, or otherwise consider or encourage (including by way of furnishing information) any offers, inquiries or negotiations with third parties to enter into any transaction that concerns the subject matter of this Agreement or the purchase and sale or other disposition of any Licenses, any of the Purchased Interests or other securities of or interests in the Company, or any assets of the Company (other than inventory in the ordinary course of business consistent with past practice), and (ii) none of Purchaser Parent or Purchaser shall, directly or indirectly, pursue, solicit, entertain, enter into, or otherwise consider or encourage (including by way of furnishing information) any offers, inquiries or negotiations with third parties to enter into any transaction that concerns the HPN Interests or the purchase, directly or indirectly, of any other cannabis licenses in the State of Florida.

6.7 Physical Inventory. Purchaser and Seller shall work together to take a physical inventory of the Inventory in or held at the Dispensary Facilities and/or the Facilities immediately prior to the Closing Date to confirm such Inventory is accurately reflected on the Financial Statements and at levels appropriate to effectively operate the businesses of the Company as contemplated by Purchaser post-Closing (the “Physical Inventory”). The Company Parties shall provide Purchaser and Purchaser’s Advisors access to the Facilities and Dispensary Facilities, the Inventory, and related Books and Records and personnel of the Company as Purchaser may reasonably request to allow Purchaser to timely perform the Physical Inventory, and the Company Parties shall reasonably cooperate with Purchaser in connection with the Physical Inventory.

6.8 Notice of Certain Events. During the Pre-Closing Period, Seller shall promptly notify Purchaser in writing after, to Knowledge of Company Party, the occurrence of any of the following:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect of the Company, (B) has resulted in, or would reasonably be expected to result in, or would reasonably be expected to result in, any representation or warranty made by the Seller hereunder not being true and correct, or (C) has resulted in the failure of any of the conditions set forth in Section 4 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Legal Proceedings commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company, including, without limitation, any Legal Proceeding that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.6 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Purchaser’s receipt of information pursuant to this Section 6.8 shall not operate as a waiver by Purchaser or otherwise affect any representation, warranty or agreement given or made by any Seller Party in this Agreement (including Section 7.2 and Section 10.18) and shall not be deemed to amend or supplement the Seller Disclosure Schedule.

6.9 Facilities; Divestitures.

(a) Purchaser acknowledges and agrees that prior to the Closing Date, the Company intends to (1) cease its operations at the Lakeland Facility, and (2) sell, transfer or otherwise dispose of the Lakeland Facility (collectively, the “Lakeland Cessation and Divestiture”), which may include assigning the Real Property Lease for the Lakeland Facility to a third-party and selling all assets located at the Lakeland Facility and related to the operation of the Lakeland Facility (other than the MMTC License); provided, however, the Company Parties acknowledge and agree that (A) operations at the Lakeland Facility shall not cease operations sooner than thirty (30) days following the Effective Date, unless otherwise mutually agreed by the Parties, acting in good faith, and (B) prior to the Closing, all Contracts applicable to the Lakeland Facility, but not the Facilities, will be either (i) be assigned or otherwise transferred to such third-party purchaser of the Lakeland Facility or (ii) terminated;

(b) Immediately following the Effective Date, the Parties shall take all commercially reasonable steps, including but not limited to entering into any required subleases, which shall be substantially in the form attached hereto as Exhibit F, to cause the Revolution Facility to be affiliated with the MMTC License, subject to the Department’s approval of the HPN MMTC License becoming unaffiliated with any cannabis cultivation, processing, and/or dispensing/delivery facility;

(c) As soon as practicable following the Closing, if not immediately following the Closing, the Company intends to sell the HPN Interests (the “HPN Sale,” and together with the Lakeland Cessation and Divestiture, the “Divestitures”), and in connection therewith, after the Effective Date may enter into a definitive agreement with respect to the HPN Sale;

(d) Notwithstanding anything to the contrary contained in this Agreement or any of the Transaction Agreements, nothing in this Agreement or the Transaction Agreements shall prohibit the Seller Parent, the Company Parties, any of their Affiliates, or any of their respective representatives from taking any and all actions necessary or desirable to effect the Divestitures, including without limitation negotiating and executing definitive agreements, paying expenses, making regulatory filings, seeking third party consents and distributing proceeds or otherwise using proceeds to pay expenses or Indebtedness. Under no circumstances shall Purchaser or Purchaser Parent be entitled to any proceeds from the Divestitures; and

(e) The covenants contained in Section 8 shall not apply to HPN, the buyer in of the HPN Interests or the buyer of the Lakeland Facility.

6.10 Wrong Pockets.

(a) Following the Closing for a period of twelve (12) months thereafter:

(i) If Seller discovers that it or any Affiliate is the owner of or possesses any asset, or is a party to any Contract, that is exclusively related to the Business of the Company (and not the Lakeland Facility), then Seller shall, and shall cause its Affiliates to, reasonably cooperate to transfer, or cause to be transferred, such assets or Contracts to the Company for no additional consideration other than as previously provided for under this Agreement.

(ii) If Purchaser discovers that it or any Affiliate is the owner of or possesses any asset, or is a party to any Contract, that is exclusively related to the Lakeland Facility (and not the Facilities), then Purchaser shall, and shall cause its Affiliates to, reasonably cooperate to transfer, or cause to be transferred, such assets or Contracts to such third-party purchaser of the Lakeland Facility for no additional consideration other than as previously provided for under this Agreement.

(b) To the extent that any transfer or other arrangement described in this Section 6.10 is required, but not permitted by applicable Law or any Contract referenced in Sections 6.10(a)(i) or 6.10(a)(ii), the Parties shall use reasonable best efforts to obtain or structure an arrangement to carry out the intent and accomplish the purposes of this Section 6.10.

(c) The Parties shall reasonably cooperate to effect any transfers or other arrangements described in this Section 6.10 in a manner that is Tax efficient for the Parties and their respective Affiliates to the extent permitted by applicable Law.

7. Survival of Representations and Warranties and Covenants; Indemnification.

7.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from and after the Closing Date; provided, however, that the representations and warranties in Section 2.1, Section 2.2, Section 2.4, Section 2.21, Section 2.22, Section 2.24(a), Section 2.25, and Section 2.26, Section 3.1, Section 3.2, Section 3.3 and Section 3.6 (other than Section 3.6(e)(i)) (collectively, the “Fundamental Representations”) shall survive for the applicable statute of limitations plus thirty (30) days. The covenants and other agreements contained in this Agreement shall survive indefinitely other than those that by their terms contemplate performance after the Closing Date, in which case each such covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

7.2 Indemnification by Seller. Subject to the other terms and conditions of this Section 7, the Seller Parties, jointly and severally, agree to indemnify, defend and hold harmless Purchaser, and (following the Closing) the Company, and each of their respective Affiliates, members, shareholders, managers, partners, officers, directors, employees, agents and representatives (collectively, “Purchaser Indemnitees”) from and against any and all Losses arising out of or related to (a) any breach or inaccuracy of any representation or warranty of any Company Party in this Agreement or in any certificate or instrument delivered by or on behalf of any Company Party pursuant to this Agreement, (b) any breach, failure to perform or nonfulfillment of any covenant, agreement or other obligation of any Company Party under this Agreement, (c) any Pre-Closing Taxes, and (d) any matter set forth on Schedule 7.2.

7.3 Indemnification by Purchaser. Subject to the other terms and conditions of this Section 7, Purchaser, jointly and severally, agrees to indemnify, defend and hold harmless Seller and its Affiliates (other than the Company post-Closing), members, shareholders, managers, partners, officers, directors, employees, agents and representatives (collectively, “Seller Indemnitees”) from and against any and all Losses arising out of or otherwise associated with or relating to (a) any breach or inaccuracy of any representation or warranty of Purchaser contained in Section 3 of this Agreement, (b) any breach, failure to perform or nonfulfillment of any covenant, agreement or other obligation of Purchaser under this Agreement, and (c) any Liabilities of any kind or nature related to the operations of HPN prior to the Closing Date.

7.4 Certain Limitations. The party making a claim under this Section 7 is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Section 7 is referred to as the “Indemnifying Party.” The indemnification provided for in Section 7.2 and Section 7.3 are subject to the following limitations:

(a) Seller shall not be liable to Purchaser Indemnitees for indemnification under Section 7.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a) exceeds $67,500 (the “Basket”), in which event Seller shall be liable for all Losses in excess of the Basket; provided, however, the Basket shall not apply to breaches of Fundamental Representations or Fraud.

(b) Purchaser shall not be liable to Seller Indemnitees for indemnification under Section 7.3(a) or Section 7.3(c) until the aggregate amount of all Losses in respect of indemnification under Section 7.3(a) and Section 7.3(c) exceeds the Basket, in which event Purchaser shall be liable for all Losses in excess of the Basket; provided that, the Basket shall not apply to breaches of Fundamental Representations or Fraud.

(c) The aggregate amount of all Losses for which any Indemnifying Party shall be liable pursuant to Section 7.2(a), Section 7.3(a) or Section 7.3(c) shall not exceed $1,350,000 (the “Cap”); provided that the Cap shall not apply to breaches of Fundamental Representations or Fraud. The aggregate amount of all Losses for which any Indemnifying Party shall be liable under this Agreement shall not exceed $8,500,000.

(d) No Indemnified Party may claim or be indemnified for any Losses under this Section 7 to the extent such Losses are included in the calculation of any adjustment to the Purchase Price under Section 1.3.

(e) Each Indemnified Party shall take reasonable steps to mitigate any Losses after acquiring actual knowledge of any breach that gives rise to such Losses.

(f) Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Losses shall be net of any insurance proceeds or third party indemnity or contribution payments actually received by the Indemnified Party in respect of such Losses less any deductibles, costs and expenses incurred in connection with making any claim or pursuing or obtaining such insurance proceeds or third party indemnity or contribution payments, and related increases in insurance premiums or other chargebacks; notwithstanding anything to the contrary herein, no Indemnified Party has any obligation to seek to recover any insurance proceeds or third party indemnity or contribution payments or to pursue or obtain any insurance claims or third party indemnity or contribution payments.

(g) No Indemnified Party shall be entitled to double recovery for any adjustments to consideration provided for hereunder or for any indemnifiable Losses even though such Losses, or any other incident, may have result from the breach of more than one of the representations, warranties and covenants, or any other indemnity, in any Transaction Agreement.

(h) Any determination of Losses hereunder shall be made without regard to any materiality, Material Adverse Effect, Knowledge, or other similar qualification contained in any provision of this Agreement or otherwise applicable to any breach or breaches related to such Losses.

7.5 Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Legal Proceeding made or brought by any Person who is not a Party or an Affiliate of a Party or a representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than fifteen (15) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller Party (and/or the Company prior to the Closing), such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim (i) that involves any criminal liability or any admission of criminal wrongdoing, (ii) if settlement of, or an adverse judgment with respect to the Third-Party Claim is, in the good faith and reasonable judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, (iii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, or (iv) that seeks an injunction or other equitable relief against the Indemnified Party, and, in each instance, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction in which such Third-Party Claim is being contested. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party has the right to control the defense of a particular Third-Party Claim, and has exercised such right, then the fees and disbursements of any participating Indemnified Party’s counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there are good faith legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction in which such Third-Party Claim is being contested. Notwithstanding any provision of this Agreement to the contrary, if the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 7.5(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from, or relating to such Third-Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 10.1) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party (including the possibility of increased Tax liabilities and/or reduced tax attributes in a period beginning after the Closing Date) and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of any Losses that do not result from a Third-Party Claim (a “Direct Claim”) may be asserted by the Indemnified Party by giving the Indemnifying Party prompt written notice thereof. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after delivery by the Indemnified Party of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Payment; Offset.

(i) Notwithstanding any provision of this Agreement to the contrary, if any Purchaser Indemnitee incurs any Losses agreed to by the Seller Parties or finally adjudicated to be payable (such event, a “Determination”) pursuant to Section 7.2 prior to the Note Maturity Date, such Losses may, at Purchaser’s election, be offset against, and permanently reduce the balance of the Note. To the extent any Losses after a Determination are not offset against the balance of the Note or exceed the then-applicable balance of the Note, the Seller Parties shall promptly pay such Losses when due in accordance with this Section 7.5(d)(i). Nothing in this Section 7.5(d)(i) shall limit the rights and/or remedies of any Purchaser Indemnitee hereunder.

(ii) If any Seller Indemnitee incurs any Losses agreed to by the Purchaser or finally adjudicated to be payable, the Purchaser shall promptly pay such Losses to Seller. Nothing in this Section 7.5(d)(ii) shall limit the rights and/or remedies of any Seller Indemnitee hereunder.

(e) Pendency of Claims. If Purchaser makes a Claim in compliance with this Section 7 and there has not been a Determination with respect to such Claim prior to the Note Maturity Date, then if the Purchaser believes that it has a reasonable basis for asserting such Claim, the Purchaser may, by providing written notice of such election to the Seller on or prior to the Note Maturity Date, withhold from the applicable payments to be made in relation to the Note, if any, the reasonably anticipated amount of such Claim pending a Determination and no interest shall accrue during such time.

7.6 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.7 Exclusive Remedies. From and after the Closing, the Parties acknowledge and agree that their sole and exclusive remedy with respect to claims (other than claims arising from Fraud, criminal activity or willful misconduct on the part of a Party in connection with the transactions contemplated by this Agreement or claims pursuant to Section 1.3) for any breach of any representation or warranty in this Agreement shall be pursuant to the indemnification provisions set forth in this Section 7. Notwithstanding anything to the contrary herein, nothing in this Section 7 limits any Person’s right to seek and obtain any equitable relief to which any Person may be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct, or any claim pursuant to Section 1.3, Section 8.8, Section 10.1 or Section 10.17, or any claims or remedies under or in connection with any Transaction Agreements other than this Agreement.

8. Closing Documents; Post-Closing Covenants.

8.1 Closing Documents. At the Closing, unless otherwise waived in accordance with the terms of this Agreement, the Company Parties shall deliver and/or provide all documents and/or instruments identified in Section 4.7, and the Purchaser shall deliver and/or provide all documents and/or instruments identified in Section 5.6.

8.2 Post-Closing Employment Matters. From and after the Closing, subject to any applicable collective bargaining agreement(s), Company will not be required to continue employing or engaging any Person employed or engaged by the Company as of the Closing Date. Purchaser may offer, at its sole discretion, consulting arrangements or terms of employment to certain representatives or employees of the Company.

8.3 Satisfaction of Insider Debt. As of the Closing, all insider debt of the Company (i.e., any loan payable, receivable or other Indebtedness owed by or to the Company to Seller or its Affiliates) shall have been satisfied in full at Closing without any Liability to Purchaser. Seller hereby agrees to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as Purchaser may reasonably request in order to carry out the intent and accomplish the purposes of this Section 8.3.

8.4 Retirement of Other Indebtedness. At Closing, Seller Parties shall cause, on terms and conditions reasonably acceptable to Purchaser, all outstanding Indebtedness of the Company, including, without limitation, any insider debt, to be fully paid-off and retired out of the Closing Payment or, if the Closing Payment is insufficient to satisfy such Indebtedness, otherwise. Simultaneously with the Closing, the Company shall, or shall have filed, all Contracts, certificates and other documents, in form and substance reasonably satisfactory to Purchaser, that are necessary or appropriate to effect the release of all Liens related to Indebtedness of the Company, or otherwise required to be released by Purchaser.

8.5 Tax Returns. Seller shall prepare and file all income and other material Tax Returns of the Company and the Owned Property for any and all Pre-Closing Tax Periods that are required to be filed after the Closing Date (“Seller Returns”), provide such Seller Returns to Purchaser for its review and comment prior to timely filing by the Purchaser (in the manner presented by Seller), and Seller shall pay all Taxes required to be paid with such Seller Returns. The Purchaser shall prepare, or cause to be prepared, and shall timely file, or cause to be timely filed, all Tax Returns of or with respect to the Company and the Owned Real Property that are required to be filed after the Closing Date other than Seller Returns. All such Tax Returns for Pre-Closing Tax Periods and Straddle Periods shall be provided to Seller for review and comment prior to filing. All Pre-Closing Taxes shall be paid by Seller. All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement and the other Transaction Agreements (“Transfer Taxes”) shall be borne 50% by Seller and 50% by Purchaser, regardless of which Party is responsible for the payment of such Transfer Taxes. The Party required by applicable Law to do so shall timely prepare, or cause to be prepared, and file, or cause to be filed, all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and if required by Law, the other Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. Each Party shall cooperate in providing any certificates or other documents required to reduce the Transfer Taxes.

8.6 Allocation of Purchase Price. The Parties agree that the Purchase Price (less any amounts not included in purchase price for income tax purposes) together with assumed liabilities and other items included in purchase price for income tax purposes shall be allocated among the assets of the Company for Tax purposes consistent with the methodology shown on Schedule 8.6 (the “Allocation Schedule”). Purchaser shall deliver to the Seller an allocation schedule not more than sixty (60) days after the final determination of the Closing Net Working Capital. The Allocation Schedule shall become final and binding on the Parties thirty (30) days after Purchaser provides such schedule to the Seller, unless the Seller objects in writing to Purchaser, specifying the basis for his objection and preparing an alternative allocation. If within thirty (30) days after the delivery of the initial Allocation Schedule, the Seller notifies Purchaser in writing that it objects to the initial Allocation Schedule, Purchaser and the Seller shall use commercially efforts to promptly resolve such dispute. The Parties shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule and will take no position in any Tax Returns (including amended returns and claims for refund) or information reports that is inconsistent with such allocation. Any adjustments to the Purchase Price pursuant to Section 1.3 herein shall be allocated in a manner consistent with the Allocation Schedule.

8.7 Admission of Purchaser as a Member. Seller shall cause the Purchaser to be admitted as a member, and Seller shall withdraw or resign as a member of the Company at Closing.

8.8 Non-Competition; Non-Solicitation.

(a) Except as permitted pursuant to this Agreement, for a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller and Seller Parent shall not, and shall not permit any of their respective direct and indirect subsidiaries to, directly or indirectly, (i) engage in or assist others in engaging in the cannabis growing, processing or dispensing business or applying for any license or permit in such business (the “Restricted Business”) in the State of Florida (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause or induce any material actual client, customer, supplier or licensor of the business in the Territory (including any existing or former client or customer of Seller), or any other Person who has a material business relationship with the business, to terminate or modify any such relationship.

(b) During the Restricted Period, Seller and Seller Parent shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 8.8 shall prevent Seller, Seller Parent or any of their Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Purchaser or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Seller and Seller Parent acknowledge that a breach or threatened breach of this Section 8.8 would give rise to irreparable harm to Purchaser, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Purchaser may, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

(d) Seller and Seller Parent acknowledge that the restrictions contained in this Section 8.8 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 8.8 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 8.8 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

8.9 Tax Treatment. The Parties agree that the Company, as a wholly owned limited liability company is disregarded as separate from Seller pursuant to Treas. Reg. § 301.7701-3(b)(1)(ii). Accordingly, the Parties agree that the purchase and sale of the Purchased Interests pursuant to this Agreement (resulting in the Purchaser owning 100% of the Purchased Interests of the Company) shall be treated for tax purposes as the acquisition of 100% of the Company’s assets in a taxable sales transaction. Accordingly, the Parties agree to report this transaction on all relevant Tax Returns in a manner consistent with such treatment.

9. Guarantee.

9.1 Scope of Guarantee. Seller Parent hereby unconditionally and irrevocably guarantees to the Purchaser, the prompt and full performance and payment of all obligations of the Seller under this Agreement (the “Seller Obligations”). Purchaser Parent hereby unconditionally and irrevocably guarantees to the Seller Parties, the prompt and full performance and payment of all obligations of the Purchaser under this Agreement and the other Transaction Agreements, including the Note (the “Purchaser Obligations,” and together with the Seller Obligations, the “Guaranteed Obligations”). The Party guarantying the Guaranteed Obligations is referred to as the “Guarantor,” the Party receiving the guarantee is referred to as the “Guaranteed Party,” and the Party whose obligations are guaranteed by a Guarantor is referred to as the “Principal.” The guarantee under this Section 9 may be enforced by a Guaranteed Party without the necessity at any time of resorting to or exhausting any other remedy or without the necessity at any time of having recourse to this Agreement or any Transaction Agreement. Each Guarantor agrees that nothing contained herein shall prevent a Guaranteed Party from exercising any and all rights or remedies under this Agreement or any Transaction Agreement if any of the Principal or Guarantor fail to timely perform the Guaranteed Obligations, and the exercise of any of the aforesaid rights and the completion of any actions or proceedings related thereto shall not constitute a discharge of any of the obligations of a Guarantor hereunder, it being the express purpose and intent of each Guarantor that the Guarantor’s obligations hereunder shall be absolute, independent, continuing and unconditional under any and all circumstances.

9.2 Survival of Guarantee. The obligations of each Guarantor to perform the Guaranteed Obligations will not be limited or reduced as a result of the termination, invalidity or unenforceability of any right of a Guaranteed Party against the Principal due to any incapacity, disability or lack or limitation of status or of the power of the Principal or as a result of bankruptcy, insolvency or similar proceeding involving the Principal or for any other circumstance or reason whatsoever (other than the indefeasible payment in full and fulfillment of the Guaranteed Obligations). No Guaranteed Party shall be obligated to file any claim relating to the Guaranteed Obligations in the event that a Principal becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of any such party to so file shall not affect a Guarantor’s obligations under this Section 9. This guarantee is an unconditional guarantee of payment and not of collection. Each Guarantor acknowledges that a Guaranteed Party may bring and prosecute a separate action or actions against such Guarantor for the full amount of obligations guaranteed under this Section 9, regardless of whether any such action is brought against a Principal or any other party or whether a Principal or any other party is joined in any such action or actions. Each Guarantor agrees that the obligations of a Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure or delay on the part of a Guaranteed Party to assert any claim or demand or to enforce any right or remedy against a Principal or any other party; (b) any change in the time, place or manner of payment of any of the obligations guaranteed under this Section 9, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the obligations guaranteed under this Section 9; (c) the addition, substitution or release of any entity or other Person now or hereafter liable with respect to the obligations guaranteed under this Section 9 or otherwise interested in the transactions contemplated by this Agreement; (d) any change in the corporate existence, structure or ownership of a Principal or any other Person now or hereafter liable with respect to the obligations guaranteed under this Section 9 or otherwise interested in the transactions contemplated by this Agreement; or (e) the adequacy of any means a Guaranteed Party may have of obtaining payment related to the obligations guaranteed under this Section 9. To the fullest extent permitted by applicable Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by a Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this guarantee under this Section 9 and of the obligations guaranteed hereunder, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any obligations guaranteed hereunder incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar applicable Law now or hereafter in effect or any right to require the marshalling of assets of a Principal, a Guarantor or any other Person now or hereafter liable with respect to the obligations guaranteed hereunder or otherwise interested in the transactions contemplated by this Agreement. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 9 are knowingly made in contemplation of such benefits.

9.3 Waiver. Each Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against a Principal that arise from the existence, payment, performance, or enforcement of a Guarantor’s obligations under or in respect of this guarantee under this Section 9, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of a Guaranteed Party against a Principal, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from a Guaranteed Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and each Guarantor shall not exercise any such rights unless and until all amounts payable by such Guarantor under the guarantee under this Section 9 shall have been indefeasibly paid in full in immediately available funds. If any amount shall be paid to a Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable by such Guarantor under this guarantee under this Section 9, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be promptly paid or delivered to one or more accounts designated the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by such Guarantor under the guarantee under this Section 9. Each Guarantor may not assign or delegate its rights, interests or obligations hereunder to any other Person (except by operation of applicable Law) without the prior written consent of the Guaranteed Party; provided, however, that a Guarantor may assign or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to any Affiliate of such Guarantor, provided, further, that no such assignment or delegation shall relieve such Guarantor of its obligations hereunder as a primary obligor.

9.4 Indemnification by Guarantor. Each Guarantor, as a principal obligor, and as a separate and independent obligation and liability from its obligations and Liabilities under this Section 9, but without duplication of recovery thereunder shall indemnify, defend and save harmless the Guaranteed Party (and their respective officers, managers, Affiliates, agents and employees) from and against any and all Losses suffered or incurred by any of them (including, without limitation, the costs, charges and expenses reasonably incurred in the enforcement of any of the provisions of this Section 9 or occasioned by any breach by any Guarantor of any of the obligations to a Guaranteed Party under this Section 9) in connection with any (i) failure of a Principal to duly and punctually perform, discharge and/or fully pay any Guaranteed Obligations, (ii) Loss for any reason whatsoever, including by operation of Law or otherwise, of any right of a Guaranteed Party to enforce the Guaranteed Obligations, and (iii) of the provisions of this Section 9 being or becoming void, voidable, invalid or unenforceable.

9.5 Reinstatement. The terms of this Section 9 shall continue to be effective, or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Guaranteed Obligations is rescinded or must otherwise be returned or restored by a Guaranteed Party by reason of bankruptcy, insolvency or reorganization of the Guaranteed Party or otherwise, all as though such obligation had not been fulfilled.

9.6 Costs and Expenses. If at any time hereafter a Guaranteed Party retains counsel to pursue collection, to sue for enforcement of the terms hereof, or to file a claim in any suit or proceeding related to the guarantee set forth in this Section 9, then for each such event where such Guaranteed Party prevails, all of the reasonable legal fees, including extra-judicial fees and costs, related thereto shall be an additional Liability of such Guarantor to the Guaranteed Party, as the case may be, payable on demand.

10. Miscellaneous.

10.1 Confidentiality. Unless otherwise expressly set forth elsewhere herein, each Party agrees to keep the terms and conditions of the Transaction Agreements, and any confidential information that such Party receives from any other Party as a result of this Agreement, strictly confidential, with only the six (6) following exceptions: (i) as disclosure may be required by applicable Law or exchange rule or to enforce the terms of the Transaction Agreements; (ii) to secure tax, financial or legal advice from a professional tax consultant, financial advisor, accountant, banking officer or attorney; (iii) in the event that a Party sues on any of the Transaction Agreements or otherwise requires any of the Transaction Agreements to defend itself in a lawsuit, that Party may disclose the Transaction Agreements to and/or file it with the court; (iv) the Transaction Agreements may be disclosed by a Party to its own shareholders, partners, members, managers, directors, insurance agents, insurance brokers, insurers, attorneys and advisors who need to know and agree to be bound by the confidentiality provisions herein (with such disclosing Party bearing all Liability for any such disclosure by any such Person in violation of this Agreement); (v) any Party may disclose the existence of the Transaction Agreements to any Person, but not its terms; and (vi) the Transaction Agreements and any confidential information may otherwise be disclosed to any Person with the written consent of all Parties (as it pertains to the Transaction Agreements) and the disclosing Party(ies) (as it pertains to confidential information). In the case of a legal, quasi-legal, agency, or executive investigation or action, each of the Parties agrees to notify the other Parties within a reasonable amount of time (but no later than fourteen (14) days (or fewer days, if warranted under the circumstances)) if they receive notice of an order, request, or action from any Person or Governmental Authority requesting or requiring the production or disclosure of any document or information subject to confidentiality pursuant to this Section 10.1, so that an affected Party may appear and oppose such order, request, or action.

10.2 No Invalidity Due to Federal Law. The Parties agree and acknowledge that neither this Agreement nor any other Transaction Agreement may be terminated or challenged as illegal by any of the Parties on account of any U.S. Federal Cannabis Law.

10.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and the respective personal representatives, successors and assigns of the Parties. This Agreement may not be assigned by any Party except with the prior written consent of the other Parties hereto; provided, however, that Purchaser may assign this Agreement to its Affiliate, so long as Purchaser remains liable for its obligations hereunder; and provided, further, that such assignment shall not impede the Parties’ ability to obtain the Government Consents required hereunder. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties or their respective successors and assigns or the indemnified parties in Section 7 any rights, remedies, obligations or Liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.4 Governing Law. This Agreement shall be governed by the internal Law of the State of Delaware without regard to conflict of Law principles.

10.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature) or other commonly recognized transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, or (c) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt, in each case to the intended recipient as set forth below:

if to any Company Party, to:

The Cannabist Company Holdings Inc.

321 Billerica Road

Chelmsford, MA 01824

Attn: Jonathan Gothorpe

Email: [***]

with a copy (which will not constitute notice) to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: Erica Rice

Email: [***]

if to Purchaser, to:

Mint Florida Holdings, LLC

5210 South Priest Drive

Guadalupe, Arizona 85283

Attn: Eivan Shahara & Nicholas Scavio, Esq.

Email: [***]; [***]

with a copy (which will not constitute notice) to:

Fox Rothschild LLP

777 South Flagler Drive, Suite 1700

West Palm Beach, Florida 33401

Attn: Sean Coyle

Email: [***]

10.8 Tax Liabilities. Each Party shall be solely responsible for reporting and discharging its own Tax liabilities and other obligations that such Party may incur as a result of the Transactions Agreements and the transactions contemplated thereby, except as is expressly provided otherwise in any Transaction Agreement.

10.9 Fees and Expenses. Each Party shall pay its own attorneys’ fees and expenses incurred in connection with the negotiation, preparation and execution of the Transaction Agreements and the consummation of the transactions contemplated thereby (it being understood that the Company’s attorneys’ fees and such other expenses in connection with the Transaction Agreements and all Company Transaction Expenses shall be paid separately by Seller or Seller Parent).

10.10 Attorneys’ Fees. In any proceeding arising out of or relating to the Transaction Agreement, the prevailing party(ies) shall be entitled to recover its reasonable attorneys’ fees, costs, and necessary disbursements from the losing party(ies).

10.11 Amendments and Waivers. This Agreement may be amended, and any provision hereof may be waived, only with the written consent of Purchaser, on the one hand, and Seller, on the other hand. Any purported amendment or waiver effected in violation of this Section 10.11 shall be void and of no effect.

10.12 Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision of this Agreement.

10.13 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Except as provided in Section 7.7, all remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

10.14 Entire Agreement. This Agreement (including the Seller Disclosure Schedule and the other Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof, and supersede any and all other written or oral agreements, representations and warranties relating to the subject matter hereof or thereof existing between the Parties, including, without limitation, that certain Letter of Intent dated May 30, 2024 between certain of the Parties and/or certain of their Affiliates, all of which are expressly canceled.

10.15 Dispute Resolution. In the event of a dispute arising out of or in connection with this Agreement, including, without limitation, any claim for specific performance or equitable relief of any kind, whether temporary or permanent, the Parties hereby waive any right to bring a court or judicial action or to have a jury trial in connection with or to resolve any such dispute and agree that each and every such dispute shall be submitted to binding arbitration to be conducted in Wilmington, Delaware before the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules of the AAA, including the AAA’s Optional Rules for Emergency Measures of Protection, in force at the time of the action, except to the extent that such Rules permit or allow any resort to court or judicial action, in which case such rules shall not apply. The arbitration panel shall be composed of three members regardless of the size of the dispute, with each Party selecting its own arbitrator and such arbitrators, in turn, shall select a third arbitrator. All arbitrators, including the Party-appointed arbitrators, are to be neutral arbitrators, wholly independent of each Party. Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation or enforceability of these procedures, including any contention that all or part of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved solely by the arbitrators. The fees and expenses of the arbitrators and of the AAA shall be paid by the non-prevailing Party, as determined by the arbitrators. Notwithstanding the foregoing, all aspects of the arbitration shall be treated as confidential. Neither the Parties nor the arbitrators may disclose the existence, contents or results of the arbitration, except as necessary to comply with legal or regulatory requirements or to enforce the agreement between the Parties or any order or award of the arbitrators. The result of the arbitration shall be final and binding on the Parties, and judgment on the arbitrators’ award may be entered in any court having jurisdiction.

10.16 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

10.17 Remedies. In addition to being entitled to exercise all rights provided herein or granted by Law, including indemnification rights pursuant to Section 7, the Parties will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any Losses incurred by reason of any breach of this Agreement and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at Law would be adequate.

10.18 Termination.

(a) Right of Termination. This Agreement (and the transactions contemplated herein) may be terminated prior to Closing only:

(i) by mutual written consent of Seller and Purchaser;

(ii) by Purchaser, if any Company Party has materially breached, or failed to perform or satisfy, any of their representations, warranties, covenants or other agreements contained in this Agreement and such breach or failure would reasonably give rise to the failure of any of the conditions set forth in Section 4, which breach or failure to perform or satisfy (if capable of being cured) is not cured within ten (10) Business Days after Purchaser has provided notice in writing to Seller of Purchaser’s intention to terminate this Agreement;

(iii) by Seller, if Purchaser has materially breached, or failed to perform or satisfy, any of its representations, warranties, covenants or other agreements contained in this Agreement and such breach or failure would reasonably give rise to the failure of any of the conditions set forth in Section 5, which breach or failure to perform or satisfy (if capable of being cured) is not cured within ten (10) Business Days after Seller has provided notice in writing to Purchaser of Seller’s intention to terminate this Agreement, or Purchaser;

(iv) by Seller or Purchaser, upon notice to the other Party, if a Governmental Authority of competent jurisdiction has issued an order preliminarily or permanently enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated in this Agreement; or

(v) by Seller or Purchaser, if the Closing has not occurred on or prior to February 21, 2025 (the “Kick Out Date”), upon written notice to the other Parties; provided, however, that the terminating Party is not in material breach of any of its obligations hereunder that has been the primary cause of, or resulted in, the failure of the Closing to occur on or before the Kick Out Date; provided further, however, if the reason the Closing has not occurred by the Kick Out Date is solely due to a failure of the Parties to obtain the necessary Government Consents with respect to the transactions contemplated by this Agreement, the Kick Out Date shall be automatically extended to an additional thirty (30) days.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 10.18(a) will be effective immediately upon the delivery of written notice by the terminating Party to the other Party, except for the mutual written consent of Seller and Purchaser as provided in Section 10.18(a)(i). If this Agreement is terminated pursuant to Section 10.18(a), then except as otherwise provided herein, Section 10 (Miscellaneous) and this Section 10.18(b) which shall remain in full force and effect and survive any termination of this Agreement and the Transaction Agreements, all further obligations of the Parties under this Agreement and the Transaction Agreements, will terminate and become void and of no further force and effect and there shall be no further Liability or obligation on the part of any Party under this Agreement or the other Transaction Agreements; provided, however:

(i) If this Agreement is terminated by Purchaser pursuant to Section 10.18(a)(ii), (A) then Purchaser’s right to pursue all remedies shall survive such termination unimpaired and Purchaser may seek any and all remedies available to it under this Agreement and the other Transaction Documents in Law, equity, or otherwise, including, without limitation, for damages and/or specific performance, and (B) the Parties shall promptly take all action necessary on its part to effectuate the return of the Escrow Deposit to Purchaser’s Affiliate, Mint Group Holdings Co., which shall include delivering joint written instructions in accordance with the Escrow Agreement to the Escrow Agent;

(ii) If this Agreement is terminated (A) pursuant to Section 10.18(a)(i) (unless otherwise mutually agreed by Seller and Purchaser in writing), (B) by Seller or Purchaser pursuant to Section 10.18(a)(iv), or (C) pursuant to Section 10.18(a)(v), the Parties shall promptly take all action necessary on its part to effectuate the return of the Escrow Deposit to Purchaser’s Affiliate, Mint Group Holdings Co., which shall include delivering joint written instructions in accordance with the Escrow Agreement to the Escrow Agent;

(iii) if this Agreement is terminated pursuant to Section 10.18(a)(iii), then the Escrow Deposit shall be non-refundable to Purchaser, and Seller Parent shall have the right to receive the Escrow Deposit and such delivery of the Escrow Deposit shall, notwithstanding any provisions contained herein to the contrary, be the sole and exclusive remedy of the Company, Seller, Seller Parent, and any of their respective Affiliates, members, managers, partners, shareholders, directors, representatives and/or assignees (with no further liability on the part of the Purchaser or any of its Affiliates) in respect of this Agreement, any Transaction Agreement, and/or the transactions contemplated hereby or thereby or any matters forming the basis of such termination. The Parties shall promptly take all action necessary on its or their part to effectuate the delivery of the Escrow Deposit to Seller Parent, which shall include delivering joint written instructions in accordance with the Escrow Agreement to the Escrow Agent.

10.19 Legal Representation. It is acknowledged and agreed that the Parties and/or their agent(s) and attorneys have jointly participated in the preparation and negotiation of this Agreement and the other Transaction Agreements. The Parties acknowledge and agree that they are each sophisticated business parties and have at all times had access to an attorney in negotiations of the terms of and in the preparation and execution of this Agreement and the other Transaction Agreements. The Parties acknowledge and agree that all terms of this Agreement and the other Transaction Agreements were negotiated at arms-length, and this Agreement and the other Transaction Agreements were prepared and executed without fraud, duress, undue influence or coercion of any kind exerted by any of the Parties upon the others.

10.20 Time is of the Essence. Time is of the essence with respect to each Party’s performance of its obligations under this Agreement.

10.21 Public Announcements. No press release, public statement or disclosure will be made by or on behalf of any Party to this Agreement relating to the subject matter of this Agreement without the prior written approval of Purchaser and Seller; provided that, Seller shall provide Purchaser with at least two (2) Business Days prior notice of any such disclosure that includes any mention of Purchaser (whether in connection with this Transaction or any subsequent transaction), and work in good faith with Purchaser to incorporate any of its comments into such disclosure, to the extent reasonable and mutually beneficial to the Parties; provided, however, that nothing herein shall restrict any Party from issuing a press release or making public statements (or require such Party to provide such notice or opportunity to incorporate such comments) to the extent such public disclosure, upon the advice of counsel, is required by applicable Law or exchange rule.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

Columbia Care Florida LLC

By:	/s/ David Hart
Name:	David Hart
Title:	President

SELLER:

Columbia Care LLC

By:	/s/ David Hart
Name:	David Hart
Title:	CEO

SELLER PARENT:

The Cannabist Company Holdings Inc.

By:	/s/ David Hart
Name:	David Hart
Title:	CEO

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PURCHASER:

MINT FLORIDA HOLDINGS, LLC

By:	/s/ Eivan Shahara
Name:	Eivan Shahara
Title:	Authorized Signatory

SFL INVESTMENT HOLDINGS, LLC

By:	/s/ Gary “Brandon” Rexroad
Name:	Gary “Brandon” Rexroad
Title:	Authorized Signatory

PURCHASER PARENT:

THE CERBEREAN GROUP LLC

By:	/s/ Eivan Shahara
Name:	Eivan Shahara
Title:	Authorized Signatory

[Signature Page to Membership Interest Purchase Agreement]